Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

LEIDOS, INC.,

KENE PARENT, INC.

and

KENE HOLDINGS, L.P.

Dated as of January 23, 2026

i

ii

EXHIBITS

Exhibit A	-	Accounting Principles

Exhibit B	-	Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January 23, 2026 (this “Agreement”), is entered into by and among Leidos, Inc., a Delaware corporation (the “Purchaser”), KENE Parent, Inc., a Delaware corporation (the “Company”), and KENE Holdings, L.P., a Delaware limited partnership (the “Seller” and, collectively with the Purchaser and the Company, the “Parties” and each a “Party”).

WITNESSETH

WHEREAS, as of the date hereof, the Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as an inducement and condition to the Purchaser’s willingness to enter into this Agreement, certain individuals set forth on Annex A are entering into retention agreements to become effective upon the Closing (the “Key Employee Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Purchaser’s willingness to enter into this Agreement, certain, direct or indirect, equityholders of the Seller have entered into one or more Restrictive Covenant Agreements with the Purchaser (each, a “Restrictive Covenant Agreement”), dated as of the date hereof and effective as of the Closing; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Company Shares (the “Purchased Shares”) for the consideration described herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“280G Approval Requirements” shall have the meaning set forth in Section 7.11(a)(i).

“Accounting Principles” means the accounting principles, methodologies, practices, procedures, classifications and policies as set forth on Exhibit A.

“Accrued Income Taxes” means the accrued and unpaid income Tax liabilities of the Group Companies for the Pre-Closing Tax Period (which amount shall be calculated on a jurisdiction-by-jurisdiction basis and shall not be below zero for any entity or group in any taxable period or for any type of tax with respect to any jurisdiction or any combination of the foregoing). Accrued Income Taxes shall (i) be determined as if the taxable year (for all applicable Tax purposes) of each Group Company ends on the end of the day on the Closing Date (or the end of the day preceding the Closing Date for each Canadian Subsidiary for purposes of calculating Canadian tax liability), (ii) exclude the effects of any financing arrangements entered into by the Purchaser or any of its Affiliates or any other actions taken outside of the ordinary course of business on the Closing Date after the Closing (other than payments or transactions contemplated by this Agreement (including the payment of the Transaction Expenses Amount or Indebtedness Amount or any other payments attributable to the transactions contemplated by this Agreement that are economically borne by the Seller)), (iii) be prepared in accordance with the past practices of the Group Companies, including by solely taking into account income Tax liabilities of the Group Companies for jurisdictions where the Group Companies have historically filed Tax Returns, or where the Group Companies would have an obligation to file Tax Returns that first arose after the end of the immediately prior taxable period for which final Tax Returns were filed based on the commencement of, or a change in the level of, business activities in such jurisdiction, (iv) be reduced (but not below zero) by applicable estimated Tax payments and overpayments of Taxes of the Group Companies to the extent that such payments are actually available (at a “more likely than not” or higher level of comfort) to reduce in a Pre-Closing Tax Period the particular income Tax liability for the particular entity or group in the particular jurisdiction in respect of which such payments were made, (v) take into account Transaction Tax Deductions to the extent such deductions are currently deductible in a Pre-Closing Tax Period by a Group Company pursuant to applicable Law at a “more likely than not” (or at a higher level of comfort) (applying the safe harbor election set forth in IRS Revenue Procedure 2011-29 with respect to any success-based fee), (vi) solely take into account income Tax liabilities for any Pre-Closing Tax Period (A) ending after December 31, 2024 for which final Tax Returns have not yet been filed, or (B) if the relevant Tax Return for such period has been filed, to the extent any income Taxes shown as due on such Tax Return have not yet been paid in full, (vii) be calculated in accordance with the principles set forth in Section 10.5, (viii) exclude any reserves for uncertain Tax positions established or required to be established under GAAP methodologies, and (ix) exclude any deferred Tax assets and liabilities.

“Acquisition Engagement” shall have the meaning set forth in Section 11.15.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, directly or indirectly, (x) a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries or (y) any purchase of all or a material portion of all of the assets of the Group Companies, taken as a whole, or all or a material part of the Company Shares or capital stock of any Subsidiary of the Company, in each case other than the Transactions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, and with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the U.S. Securities Exchange Act of 1934). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that, except for purposes of Section 4.19, Section 9.2, Section 11.2, Section 11.14 and the definition of “Non-Recourse Party”, in no event shall any Group Company be considered an Affiliate of any other portfolio company of any investment fund affiliated with Existing Sponsor, nor shall any other portfolio company of any investment fund affiliated with Existing Sponsor be considered to be an Affiliate of any Group Company.

“Affiliate Transactions” shall have the meaning set forth in Section 4.19.

“Affiliated Practice” means EN Specialty Services, LLC.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation Schedule” means the initial Allocation Schedule delivered by the Seller to the Purchaser at or prior to the Closing, and the update thereto delivered pursuant to Section 3.3(a)(i), setting forth (i) the Seller’s allocable portion of the Estimated Closing Purchase Price delivered pursuant to Section 2.3(a), (ii) each Optionholders’s name, address and email address as of immediately prior to the Closing, (iii) each Optionholder’s allocable portion of the Estimated Closing Purchase Price delivered pursuant to Section 2.3(b), and (iv) in the case of the updated Allocation Schedule, any Positive Adjustment Amount and any Release Amount allocable to the Seller or Optionholders, as applicable, pursuant to Section 3.1 or other post-Closing payments.

“Anti-Corruption Laws” means all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and the Canada Corruption of Foreign Public Officials Act.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Data Protection Requirements” means all (a) Applicable Privacy Laws, (b) the Group Companies’ or Affiliated Practice’s internal and external written policies, binding industry standards and restrictions and requirements contained in any Contract to which any Group Company or the Affiliated Practice is bound, in each case, relating to data privacy, data protection, cybersecurity and/or the Processing of Personal Information and (c) consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of individuals relating to the Processing of Personal Information that are enforceable under Applicable Privacy Laws.

“Applicable Privacy Laws” means any and all applicable Laws relating to (a) data privacy, data protection, cybersecurity or the Processing of Personal Information or (b) the sending of commercial electronic messages or other forms of “spam”, including, as applicable, the California Consumer Privacy Act and Canada’s Personal Information Protection and Electronic Documents Act and substantially similar provincial legislation.

“Audited Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2(a).

“Base Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Burdensome Condition” shall have the meaning set forth in Section 7.3(d).

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York, New York are authorized or required by Law to be closed.

“Canadian Subsidiary” means a Subsidiary of the Company that is organized in Canada and subject to the ITA.

“Cash” means, without duplication, the sum of all cash, cash equivalents (including deposits in transit, automatic drafts from customer accounts and credit card receivables and excluding outstanding checks), marketable securities (but only short-term, highly liquid investments that are readily convertible to known amounts of cash within 90 days), in each case calculated in accordance with the Accounting Principles; provided that, Cash shall be calculated net of any restricted balances and other amounts that are not freely usable, distributable, transferable (including security deposits, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or services not yet performed) (the amounts contemplated by this proviso collectively, “Restricted Cash”). Notwithstanding anything to the contrary contained herein, if the Group Companies (x) use Cash to pay (A) any Indebtedness (including any Taxes taken into account in Accrued Income Taxes) or (B) any Transaction Expense Amounts or (y) uses Cash to repurchase or redeem any Equity Securities or make any dividend or distribution, in each case, between the Measurement Time and the time immediately prior to the Closing, then the Cash held by or on behalf of the Group Companies as of the Measurement Time shall be calculated as if such actions had been taken prior to the Measurement Time (the “Cash Amount”).

“CEWS” means the Canada Emergency Wage Subsidy, for purposes of section 125.7 of the ITA.

“Clayton Act” means the Clayton Act of 1914, as amended.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Statement” shall have the meaning set forth in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Disclosed Financial Advisors” shall have the meaning set forth in Section 4.20.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1, Section 4.2(a), Section 4.2(b)(i), Section 4.5 and Section 4.20; provided, that the portions of such representations and warranties pertaining to the Affiliated Practice shall not be deemed “Company Fundamental Representations” for purposes of Article VIII of this Agreement.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, or results of operations of the Group Companies and the Affiliated Practice, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Company Material Adverse Effect: any change, event, circumstance, occurrence, effect, condition, state of facts or development attributable to (i) the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Company or any of its Subsidiaries or the Affiliated Practice due to the identity of the Purchaser; (ii) general economic conditions, including changes in the credit, debt, financial, capital, currency, securities, insurance or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or in any other jurisdictions where the Group Companies or the Affiliated Practice have operations; (iii) conditions generally affecting the industry in which the Group Companies or the Affiliated Practice participate; (iv) general political conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which the Group Companies or the Affiliated Practice operate; (v) actions or omissions of the Company or any of its Subsidiaries taken with the written consent of the Purchaser or actions or omissions of the Company or any of its Subsidiaries specifically required to be taken pursuant to this Agreement (including the failure to take any action specifically prohibited by this Agreement); (vi) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof or the imposition of tariffs by any Governmental Authority and any direct or indirect impact of such tariffs, in each case, in the United States or the other jurisdictions in which the Group Companies or the Affiliated Practice have operations; (vii) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (viii) the failure of the Group Companies (or any Group Company) or the Affiliated Practice to meet or achieve the results set forth in any projection or forecast (provided, that this clause (viii) shall not prevent a determination that the underlying facts, basis or circumstances giving rise to, or contributing to, such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (ix) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (x) the effect (including the worsening) of any epidemic, pandemic or disease outbreak, or any law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “shut down”, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ or the Affiliated Practice’s compliance therewith; (xi) any conditions resulting from earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wildfires or other natural or manmade disasters or other acts of God; provided that, in the case of clauses (ii), (iii), (iv), (vi), (vii), (ix), (x) or (xi), to the extent such events, changes, circumstances, occurrences, effects, conditions, states of fact or developments, individually or in the aggregate, have affected the Group Companies or the Affiliated Practice, taken as a whole, in a disproportionate and adverse manner relative to other similarly situated participants in the industry and regions in which the Group Companies or the Affiliated Practice operate, such disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Plans” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or (ii) other employee benefit or compensation plan, program, policy, agreement or arrangement with respect to current or former Service Providers, including any bonus, commission, deferred compensation, retirement, profit sharing, pension, health, life, disability or other welfare, material fringe benefit, employment (other than written offer letters and employment agreements for employees reporting to work in Canada, but not excluding any benefit plans referenced therein), independent contractor (other than an entity independent contractor that employs more than one individual or written engagement letters or service agreements for individual independent contractors providing their services in Canada, but not excluding any benefit plans referenced therein), equity or equity-based, severance, change of control, or retention, employee loan or any other plan, program, policy, agreement, or arrangement that is (x) maintained, sponsored, contributed to, or is required to be contributed to, by any Group Company or (y) for which any Group Company has or may be reasonably expected to have any direct or indirect liability (contingent or otherwise); provided that “Company Plans” exclude statutory plans sponsored or administered by a Governmental Authority with respect to which contributions are required by applicable Laws.

“Company Shares” shall have the meaning set forth in the recitals.

“Confidential Information” shall have the meaning set forth in Section 7.5(b).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of July 23, 2025, by and between the Purchaser and Kohlberg Management VIII, L.L.C.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, obligation, sale or purchase order, service order, contract, subcontract, agreement, understanding, security agreement, commitment, instrument or other arrangement or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Credit Agreement” means the Credit Agreement, dated as of February 8, 2024, by and among, inter alios, the Credit Agreement Borrower, as borrower thereunder, the lenders party thereto and Ares Capital Corporation, as administrative agent thereunder, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 18, 2025, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit Agreement Borrower” means KENE Acquisition, Inc., a Delaware corporation and an indirect Subsidiary of the Company.

“D&O Claim” shall have the meaning set forth in Section 7.8(a).

“Debt Financing” shall have the meaning set forth in Section 7.4(a).

“Debt Financing Related Parties” means the Debt Financing Sources, their respective Affiliates and their and their respective Affiliates’ respective former, current and future directors, officers, employees, agents and advisors, and the respective successors and permitted assigns of each of the foregoing.

“Debt Financing Sources” means the Persons that have committed to provide or arrange all or any party of the Debt Financing in connection with the Transactions, including the agents, arrangers, lenders, underwriters, initial purchasers, placement agents and other entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing.

“Designated Contact” shall have the meaning set forth in Section 7.6(a).

“Disclosure Schedule” shall have the meaning set forth in the preamble to Article IV.

“Disqualified Individual” shall have the meaning set forth in Section 7.11(a).

“Environmental Laws” means all Laws concerning worker health and safety (as it relates to exposure to Hazardous Materials), pollution, contamination, protection or preservation of the environment, or otherwise relating to the environment (including the air within any structure or underground space), or the generation, management, Release or threatened Release of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any conversion rights, subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, performance award, equity or equity based compensation awards, dividend or dividend equivalent rights or similar awards, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other trade or business, whether or not incorporated, that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” shall have the meaning set forth in Section 2.3(d)(iii).

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, and any successor thereto in accordance with the Escrow Agreement.

“Escrow Agreement” means an escrow agreement by and among the Purchaser, the Seller and the Escrow Agent, substantially in the form of Exhibit B (with such reasonable changes thereto as the Escrow Agent may require).

“Escrow Amount” shall have the meaning set forth in Section 2.3(d)(iii).

“Estimated Cash Amount” shall have the meaning set forth in Section 3.1(a).

“Estimated Closing Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Estimated Closing Statement” shall have the meaning set forth in Section 3.1(a).

“Estimated Indebtedness Amount” shall have the meaning set forth in Section 3.1(a).

“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 3.1(a).

“Estimated Transaction Expenses Amount” shall have the meaning set forth in Section 3.1(a).

“Excess Parachute Payments” shall have the meaning set forth in Section 7.11(a)(i).

“Excess Parachute Waiver” shall have the meaning set forth in Section 7.11(a)(i).

“Exchange” shall have the meaning set forth in Section 7.16.

“Exchangeable Shares” means the exchangeable shares in the capital of the ENTRUST Solutions Group Canada Inc. that are exchangeable into Class A Units of the Seller.

“Existing D&O Policy” shall have the meaning set forth in Section 7.8(b).

“Existing Sponsor” means Kohlberg & Co., L.L.C.

“Export Control and Import Laws” means all applicable Laws concerning the exportation, re-exportation and importation of products, technology, and services, and other international transactions, including (a) Laws, regulations and policies enforced by U.S. Customs and Border Protection, (b) the U.S. Export Control Reform Act of 2018, (c) the U.S. Arms Export Control Act (22 U.S.C. 2778) and the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), (d) the Export Administration Regulations (15 C.F.R. pt. 730 et seq.), in each case together with their respective implementing rules and regulations, and each case except to the extent inconsistent with U.S. Law and (e) any similar Laws, regulations and policies enforced by the United Nations, the European Union, the United Kingdom or the Government of Canada.

“FCPA” shall have the meaning set forth in Section 4.18(b).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

“Final Closing Purchase Price” shall have the meaning set forth in Section 3.1(c).

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Fraud” means knowing and intentional fraud under Delaware law committed by any Person in the making of the representations in Article III, Article IV or Article V or in any certificate delivered pursuant to Section 8.2(d) of this Agreement, as applicable, with actual knowledge of such Person that such representations were false when made and with the express intention of inducing the Person to whom such representations are made to act in reliance thereon to such Person’s detriment, and that doing so causes the Person to which such representations are made, in justifiable reliance upon such representation and with no actual knowledge of the falsity of such representation, to take or refrain from taking action and suffer damage as a result thereof. For the avoidance of doubt, the Parties expressly agree and acknowledge that “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company in the Audited Financial Statements.

“Government Bid” means any quotation, bid, proposal or other offer by any Group Company that, if accepted, awarded or granted, would result in a Government Contract.

“Government Contract” means any Contract (or any series of related Contracts) (i) by or between any Group Company, on one hand, and any Governmental Authority (other than any Tax authority), on the other hand, or (ii) by or between any Group Company as a subcontractor at any tier and any other Person in connection with any Contract (or any series of related Contracts) with a Governmental Authority.

“Governmental Authority” means any national, federal, state, provincial, territorial, or local, domestic, foreign or multinational government, court, regulatory, taxing or administrative agency, commission, authority (including any political subdivision thereof and any self-regulatory, self-policing, or self-reporting industry groups or authorities), department, agency, division, official, tribunal, or commission, or any judicial or arbitral body of competent jurisdiction, or other governmental instrumentality.

“Group Company” and “Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Materials” means any material, substance, or waste that is defined, listed or regulated as hazardous, toxic, deleterious, a pollutant or a contaminant, or words of similar meaning and regulatory effect, or the use, import, disposal, handling or release of which is controlled, in each case under any Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls, and per- or polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, without duplication, the aggregate amount (including the current portions thereof) of all obligations and other liabilities of such Person (a) for borrowed money of any nature (including asset-based financing and overdraft facilities), whether current or funded and secured or unsecured, (b) evidenced by notes, bonds, or debentures, or similar Contracts or instruments, (c) created or arising under any conditional sale or other title retention arrangement or vendor financing (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) for the deferred purchase price of assets, property, goods, securities or services (excluding trade payables incurred in the ordinary course of business to the extent included in the Net Working Capital Amount), including the maximum gross amount of all seller notes, “earn-out,” milestone, purchase price adjustment or other similar payments (whether contingent or otherwise), (f) for capital (or finance) lease obligations under real or personal property as determined in accordance with the Accounting Principles or to the extent recorded or required to be recorded as a capital (or finance) lease obligations in the Financial Statements (it being understood and agreed that FASB Accounting Standards Codification Topic 842, Accounting for Leases, shall not apply and this clause (f) shall exclude any operating lease liability recognized under FASB Accounting Standards Codification Topic 842 (and any associated right-of-use asset)); (g) in respect of amounts actually drawn (or in respect of which the conditions of draw-down have been satisfied) under letters of credit, bankers’ acceptances, surety bonds and performance bonds and similar instruments; (h) under Contracts relating to forward, interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements (at the termination value of each such arrangement) (provided that, the termination value of each such arrangement shall be measured individually); (i) any declared but unpaid dividends; (j) that are Accrued Income Taxes; (k) in respect of any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (j) guaranteed, directly or indirectly, by, or secured by any of the assets or Equity Securities of, any of the Group Companies or the Affiliated Practice; and (l) all liabilities and obligations in respect of (A) accrued or due but unpaid severance or other termination-related or similar payments arising prior to Closing, (B) any accrued but unpaid bonuses, commissions or profit sharing contributions, (C) the unfunded vested portion of any nonqualified deferred compensation plans and (D) the unfunded vested portion of any defined benefit pension plans, retiree health or welfare benefit plans or other post-employment plans or benefits (in each case, for clauses (A) through (D), including the employer portion of any payroll, social security, employment or similar Taxes related thereto); provided, that Indebtedness shall not include (i) any intercompany indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (ii) any operating lease liabilities, (iii) any obligations under any undrawn (or in respect of which the conditions of draw-down have not been satisfied) letters of credit, bankers’ acceptances, surety bonds or performance bonds, or (iv) any amounts included in the calculation of Net Working Capital Amount or Transaction Expenses Amount.

“Indebtedness Amount” means, without duplication, the amount of Indebtedness of the Group Companies, on a consolidated basis, and the Affiliated Practice, as of immediately prior to the Closing (including in respect of (i) principal, (ii) interest thereon and (iii) penalties, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees and expenses or similar charges due as a result of the discharge of such Indebtedness or the consummation of the Transactions); provided, that Accrued Income Taxes included in such calculation will be determined as of the end of the day on the Closing Date (or the end of the day preceding the Closing Date in the case of the Accrued Income Taxes of a Canadian Subsidiary).

“Indemnitee(s)” shall have the meaning set forth in Section 7.8(a).

“Independent Accountant” means Grant Thornton LLP or, if such firm is not willing to serve as the Independent Accountant as contemplated hereby, another nationally recognized independent accounting firm reasonably acceptable to the Seller and the Purchaser.

“Insurance Policies” shall have the meaning set forth in Section 4.15(a).

“Intellectual Property” means any and all rights, title, and interests in and to all intellectual property and similar proprietary rights of every kind and nature, throughout the world, including any and all: (i) statutory invention registrations, patents, patent applications and any reissue, continuation, continuation-in-part, division, provisional, renewal, revision, extension or reexamination thereof and improvements to the inventions disclosed in each such registration, patent and patent application, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos, slogans, certifications, Internet domain names, social media identifiers and accounts and other indications of origin (whether or not registered), including all goodwill associated with any of the foregoing, (iii) copyrights (registered or unregistered), copyrightable works, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) database and data collection rights, and rights in software (including source code, object code, firmware, operating systems and specifications), (v) registrations, renewals and applications for any of the foregoing, (vi) trade secrets and rights in confidential information and know-how, including research and development information, technical data, algorithms, formulae, procedures, protocols, rules of thumb, techniques, results of experimentation and testing and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vii) industrial designs (whether or not registered) and utility models and (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 4.6(a).

“IRS” means the U.S. Internal Revenue Service.

“ITA” means the Income Tax Act (Canada).

“Key Employee Agreements” shall have the meaning set forth in the preamble.

“Knowledge” means the actual knowledge of the following individuals: Adam Biggam, Tim Drozd, John Rigney, Ryan Koch, and Michael Simpson, in each case after reasonable inquiry.

“Latest Balance Sheet” shall have the meaning set forth in Section 4.6(a).

“Laws” means any transnational, domestic or foreign federal, provincial, territorial, state, or local law (statutory, common or otherwise), statute, act, legislation, constitution, by-law, treaty, convention, ordinance, code, rule, regulation, injunction, judgment, decree, ruling, or other similar requirement enacted, adopted, promulgated, applied or enforced by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.8(b).

“Leases” shall have the meaning set forth in Section 4.8(b).

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any Group Company or for which any Group Company has obtained a covenant not to be sued.

“Liens” means any pledge, hypothecation, claim, lien (statutory or otherwise), charge, encumbrance, license, assignment, debenture, deed of trust or trust deed, statutory or deemed trust, mortgage, easement, encroachment, option, pledge, security interest, power of sale, equity, right of pre-emption, right of first refusal, or other encumbrance or restriction of any kind or nature whatsoever, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or Equity Securities or any restriction on the exercise of any attributes of ownership.

“Lookback Date” means January 1, 2023.

“Material Contract” and “Material Contracts” shall have the meaning set forth in Section 4.10.

“Material Customers” shall have the meaning set forth in Section 4.21(a).

“Material Suppliers” shall have the meaning set forth in Section 4.21(b).

“Measurement Time” means 11:59pm (Eastern Time) on the day immediately preceding the Closing Date.

“Net Working Capital Amount” means, without duplication, (i) current assets (excluding Cash, Restricted Cash, deferred Tax assets and current income Tax assets) of the Group Companies (on a consolidated basis, without duplication) and the Affiliated Practice as of the Measurement Time, minus (ii) current liabilities (excluding deferred Tax liabilities, current income Tax liabilities and any amounts included in the Indebtedness Amount and Transaction Expenses Amount) of the Group Companies (on a consolidated basis, without duplication) and the Affiliated Practice as of the Measurement Time, in each of the immediately preceding clauses (i) and (ii), calculated in accordance with the Accounting Principles.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, Representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, Representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing).

“Non-U.S. Company Plan” shall have the meaning set forth in Section 4.14(a).

“Objections Statement” shall have the meaning set forth in Section 3.2(c).

“Option” means an option to acquire partnership units of the Seller, that is exercisable (or will become exercisable as a result of the Transactions) as of the Closing, whether pursuant to the terms of such option or by action of the Board of Managers of KENE Holdings GP, LLC (or, if applicable, a committee thereof).

“Optionholders” means a Person holding an Option.

“Order” means any injunction, judgment, decision, order, directive, stipulation, award, subpoena, verdict, decree, writ or ruling enacted, rendered, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means (i) in the case of a corporation, the articles or certificate of incorporation or charter and bylaws of such corporation, (ii) in the case of a limited liability company, the articles or certificate of formation and operating agreement or limited liability company agreement of such limited liability company, (iii) in the case of a limited partnership, the articles or certificate of limited partnership and the partnership agreement of such limited partnership and (iv) in the case of any other form of entity, the documents governing the formation and governance of such entity, including in each case, any joint venture agreement, investors’ rights agreement, voting agreement, drag-along agreement, voting trust agreement, stockholder’s agreement, registration rights agreement, or other documents analogous or comparable to, and any amendments to, the foregoing documents.

“Outside Date” shall have the meaning set forth in Section 9.1(b)(i).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by any Group Company.

“Party” shall have the meaning set forth in the preamble.

“Payoff Amount” shall have the meaning set forth in Section 2.3(h).

“Permits” means all permits, licenses, bonds, franchises, approvals, certificates, registrations, accreditations, consents, waivers, concessions, exemptions, orders, decrees, registrations, notices and other authorizations entered, issued, made, rendered by or required to be obtained from any Governmental Authority, including any professional licenses or certificates relating to the performance of engineering, or other professional services offered or performed by the Group Companies and/or the Affiliated Practice.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been established in accordance with GAAP; (ii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other statutory Liens arising or incurred in the ordinary course of business securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities that are not violated by the current use or occupancy of applicable real property; (iv) covenants, conditions, restrictions, easements, rights of way, encroachments and other similar matters of record affecting title to the Leased Real Property that do not, and would not reasonably be expected to, materially impair or materially interfere with the occupancy or present use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements; (vii) Liens set forth on Section 1.1(a) of the Disclosure Schedule; (viii) non-exclusive licenses of Intellectual Property granted to customers or contractors in the ordinary course of business, and (ix) Liens arising under the Credit Agreement that will be released at Closing.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a union, a joint venture, an unincorporated organization or any other entity or organization, including any Governmental Authority or any department, agency or political subdivision thereof.

“Personal Information” means any information that constitutes “personal data,” “personally identifiable information,” “personal information” or similar terms under any applicable Law relating to data privacy, data protection, cybersecurity and/or the Processing of such information.

“Positive Adjustment Amount” shall have the meaning set forth in Section 3.3(a)(ii).

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means any suit, action, complaint, charge, hearing, audit (including any Tax audit), arbitration, mediation, investigation, litigation, claim, Order, demand, grievance, prosecution, charge or other proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding), in any case before or by any Governmental Authority.

“Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Information or on sets of Personal Information, including the use, access, collection, sale, storage, transfer, disclosure, analysis, deletion, alteration or modification thereof.

“Purchased Shares” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.1, Section 6.2(a), Section 6.2(b)(i) and Section 6.4.

“Purchaser Material Adverse Effect” means any change, event, circumstance, occurrence, effect, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to prevent, materially impede, or materially interfere with, hinder or delay the consummation by the Purchaser of the Transactions.

“Related Party” means, with respect to any Person, (a) any Affiliate of such Person; (b) any director, officer, employee, equityholder, general partner, optionholder, stockholder, manager, managing member, member, or in a similar capacity of such Person or its Affiliates; (c) any spouse, parent, sibling, child, or other immediate family member of such Person or of any of the foregoing individuals; and (d) any other Person in which such Person or any of the foregoing individuals (either individually or together with their respective Affiliates and any immediate family) has, directly or indirectly, a material financial interest or control.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, escaping, dumping, injection, deposit, disposal, dispersal, or leaching into the environment (including ambient air, surface water, groundwater, and land surface or subsurface strata).

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, auditors, insurers, consultants, investment bankers, agents, experts or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers, members, partners, shareholders (or other equityholders) and employees of such Person and its Subsidiaries.

“Restrictive Covenant Agreement” shall have the meaning set forth in the preamble.

“Retained Counsel” shall have the meaning set forth in Section 11.15.

“RWI Policy” shall have the meaning set forth in Section 7.12(a).

“Sanctioned Country” means any country or territory that is subject to territory-wide or comprehensive Sanctions (as of the date hereof, the Crimea, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic and Luhansk People’s Republic, and the non-government controlled areas of Kherson and Zaporizhzhia regions in Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions Laws, including (a) any Person named on any list of Sanctioned Persons maintained by OFAC or the U.S. Department of State, including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s consolidated sanctions list, the United Nations

Security Council, the European Union and its member states, the United Kingdom, or the Government of Canada, (b) any Person organized, located, or ordinarily resident in a Sanctioned Country, or (c) any Person that is, in the aggregate, 50% or greater owned or controlled, directly or indirectly by a Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means, collectively, any sanctions administered by OFAC or the United States Government (including the U.S. Department of State and the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)), the United Nations Security Council, the European Union and its member states, the United Kingdom, or other relevant sanctions authority.

“Sanctions Laws” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Kingdom, (c) the European Union or any European Union member state, (d) the United Nations or (e) the Government of Canada.

“Securities Act” shall have the meaning set forth in Section 4.4.

“Security Breach” means any (i) unauthorized or unlawful Processing of any Personal Information Processed by a Group Company or the Affiliated Practice; or (ii) breach of, or phishing or other cyberattack by a third party on, the Systems.

“Seller” shall have the meaning set forth in the preamble.

“Seller Disclosed Financial Advisors” shall have the meaning set forth in Section 5.5.

“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 5.1, Section 5.2(a), Section 5.2(b)(i), Section 5.3, and Section 5.5.

“Seller Material Adverse Effect” means any change, event, circumstance, occurrence, effect, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the Transactions.

“Service Provider” means, as of any relevant time, any director, officer, employee, consultant or individual independent contractor of any Group Company.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subrogation Waiver” shall have the meaning set forth in Section 7.12(a).

“Subsidiary” when used with respect to any Person, means any other Person (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers or other Persons performing similar functions are owned, directly or indirectly, by such first Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) of which Equity Securities representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, or (iii) for which such Person or one of its other Subsidiaries is the general partner or managing member (or acts in a similar capacity). For the avoidance of doubt, no Affiliated Practice is a Subsidiary.

“Systems” means any and all computer hardware, firmware, middleware, software, systems, servers, workstations, routers, hubs, switches, data communication lines, information technology infrastructure, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment (including laptops and mobile devices), in each case, owned or controlled by, or licensed or leased to, a Group Company or the Affiliated Practice.

“Tail Coverage” shall have the meaning set forth in Section 7.8(b).

“Target Net Working Capital Amount” means $138,501,000.

“Tax” or “Taxes” means all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real and personal property and estimated taxes, and other charges in the nature of a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

“Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement entered into prior to the Closing binding any Group Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any customary commercial contract entered into in the ordinary course of business the principal subject matter of which is not Taxes and any such agreement that is solely among Group Companies).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Key Employee Agreements, and all other agreements, certificates, instruments, schedules and other documents to be executed or delivered by one or more of the Parties in connection with the Transactions.

“Transaction Expenses Amount” means, as of immediately prior to the Closing, an amount equal to, without duplication, (a) all costs, fees and expenses and other liabilities incurred by or on behalf of, or payable by, the Group Companies or the Affiliated Practice on or prior to Closing (including those that become due or payable on or after the Closing pursuant to Contracts in effect at or prior to the Closing) arising from or in connection with the negotiation, performance, documentation or consummation of this Agreement, the Transaction Documents or any of the Transactions, or any other sale process, strategic review process or exit or monetization events conducted or pursued by or on behalf of the Group Companies or the Affiliated Practice, including all brokerage fees, commissions, finders’ fees or financial advisory fees and other costs and expenses payable to the Seller Disclosed Financial Advisors, the Company Disclosed Financial Advisors, Ropes & Gray LLP and all other legal counsel, accountants, consultants, experts, advisors, data room administrators and other Representatives so incurred, (b) any transaction, change in control, sale, retention bonuses or other similar bonus payments to any current or former Service Provider solely in connection with the execution of this Agreement or the consummation of the Transactions (i.e., not any “double” trigger obligations), but excluding any such amounts that are payable as a result of any termination of employment or service (including a constructive termination) that occurs at or after the Closing due to actions affirmatively taken by Purchaser or any of its Affiliates at or after the Closing, (c) the employer portion of any payroll Taxes arising in connection with the payments described in the foregoing clause (b) or any payments to the holders of Options pursuant to the terms of this Agreement, and (d) the portion of the Transfer Taxes that are the responsibility of the Seller under Section 10.3; provided, that in no event will the Transaction Expenses Amount include (i) the retention bonuses payable as a result of the Transaction under the Key Employee Agreements and any other costs, fees, or expenses which have been incurred at the written request of Adam Sheipe or Henrique Canarim (on behalf of the Purchaser or any of its Affiliates) with an express acknowledgement that such costs, fees and expenses will be borne by the Purchaser, (ii) the costs and expenses associated with the “tail” policies contemplated by Section 7.8(b), (iii) the filing fees in respect of any Antitrust Laws contemplated by Section 7.3, (iv) the portion of the Transfer Taxes that are the responsibility of the Purchaser under Section 10.3, or (v) the policy premium for, and all other costs and expenses relating to, any RWI Policy.

“Transaction Tax Deductions” means the aggregate amount of any items of loss or deduction to the extent that such items are deductible by a Group Company at a “more likely than not” or higher level of comfort for Tax purposes relating to or arising from the Transactions, including any item of loss or deduction resulting from or attributable to (i) the payments made or to be made (or associated accrual) with respect to any retention, sale, management or other amount payable to any Service Provider in the nature of a transaction or retention bonus or any other compensation payable as a result of the Transactions, (ii) the payment (or associated accrual) of any payroll costs associated with the payments described in clause (i), (iii) the payment (or associated accrual) of amounts included in the

Transaction Expenses Amount or amounts included in the Net Working Capital Amount (or that would have been included but for the fact that they were paid prior to the Closing), (iv) the payment (or associated accrual) of any Indebtedness (including any fees, expenses, premiums and penalties paid or payable with respect to the prepayment of Indebtedness and the write-off or acceleration of the amortization of deferred financing costs), (v) the payment (or associated accrual) of any amounts due to the holders of Options pursuant to the terms of this Agreement or (vi) any other payments, expenses or accruals attributable to the Transactions that are economically borne by Seller; provided, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) paid with respect to the Transactions, the portion of such fee that will be treated as “Transaction Tax Deductions” shall equal the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29 (i.e., 70%).

“Transactions” means, collectively, the entry into this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 10.3.

“Treasury Regulations” means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Union” means any labor union, works council or other employee representative body.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willful Breach” means a material breach of a covenant or agreement contained in this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge by the breaching Party that the taking of such act or such failure to act would constitute or result in a breach of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the failure of a Party to consummate the Closing on the date the Closing is required to occur in accordance with Section 2.2 shall be deemed to constitute a Willful Breach.

Section 1.2. Rules of Construction.

(a) All references to this Agreement are intended to refer to this Agreement, including all Exhibits and Schedules hereto. When a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference shall be to an Article of, a Section of, an Exhibit to, an Annex to or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder; provided that, with respect to any Contract listed on any part of the Disclosure Schedule, all such amendments, modifications, or supplements thereto (other than any purchase orders entered into by a Group Company in the ordinary course of business) must also be listed in the appropriate part. For purposes of this Agreement, if the Company, the Seller or a Person acting on its or their behalf posts (and does not withdraw) an electronic copy of a document to the “Project Proton” online data room hosted on behalf of the Seller, the Company and/or its Subsidiaries in connection with the Transactions at least 4 hours prior to the execution of this Agreement, such document shall be deemed to have been “delivered”, “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Seller and the Company, as applicable, for purposes hereof. References to days mean calendar days unless otherwise specified. Time is of the essence for each and every covenant, agreement and obligation in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The information contained in this Agreement and in the Disclosure Schedule, Exhibits and Annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

ARTICLE II

PURCHASE AND SALE OF STOCK

Section 2.1. Purchase and Sale of Stock; Options.

(a) Purchase and Sale of Stock. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire from the Seller, and the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, the Purchased Shares, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal or state securities Laws). As consideration for the Purchased Shares, upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall pay the Seller, in the manner described herein, the Estimated Closing Purchase Price, and make the other payments to be made by the Purchaser pursuant to Section 2.3.

(b) Cancellation of Options.

(i) Each Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Closing shall (i) to the extent unvested as of immediately prior to the Closing, accelerate at the Closing to become fully vested and (ii) at the Closing, be cancelled, and in exchange, each Optionholder shall have the right to receive each Optionholder’s allocable portion of (x) the Estimated Closing Purchase Price delivered pursuant to Section 2.3(b) and (y) any Positive Adjustment Amount and any Release Amount pursuant to Section 3.1 or other post-Closing payments, in each case, as set forth next to such Optionholder’s name on the Allocation Schedule; provided, further, that in no event shall any Optionholder receive any payment in respect of any Options after the fifth anniversary of the Closing.

(ii) Prior to the Closing, the Company shall have taken all actions as are necessary to effect the cancellation of the Options pursuant to this Section 2.1(b) as of the Closing, and to approve and give effect to the transactions contemplated by this Section 2.1(b) in accordance with applicable Laws and the terms of the applicable Company Plan (or related award agreement) and any Contracts evidencing an Option (and shall provide evidence of such actions to Purchaser prior to the Closing).

Section 2.2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of final documents and duly authorized signatures, (i) on the date that is two (2) Business Days, following the satisfaction or waiver (by the Party entitled to the benefit of such conditions) at the Closing of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to the benefit of such conditions) at the Closing of those conditions), or (ii) on or at such other date, time or place as is agreed to in writing by the Purchaser and the Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.3. Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a) Payment of Estimated Closing Purchase Price. The Purchaser shall pay, or cause to be paid, to the Seller an amount equal to the Estimated Closing Purchase Price minus the aggregate amount paid to the Optionholders in respect of their Options pursuant to Section 2.3(b) below, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser at least three Business Days prior to the Closing Date.

(b) Payment in Respect of Options. The Purchaser shall pay, or cause to be paid, to the Company or a Subsidiary thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller prior to the Closing Date, an amount equal to the amount set forth next to each Optionholder’s name on the Allocation Schedule, for further distribution to the Optionholders, net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment in accordance with Section 2.4.

(c) Transaction Expenses Amount Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Group Companies, as applicable, all Estimated Transaction Expenses Amount in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified therein or by such other method of payment as may be specified therein; provided, that any Taxes in respect of the Estimated Transaction Expenses Amount shall be paid to the applicable taxing authority pursuant to applicable Law.

(d) Escrow Matters.

(i) The Purchaser shall deliver to the Seller a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(ii) The Seller shall deliver to the Purchaser a copy of the Escrow Agreement, duly executed by the Seller.

(iii) The Purchaser shall deposit, or cause to be deposited, $15,000,000 (the “Escrow Amount”) into the escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement, by wire transfer of immediately available funds to the account designated for such purpose in the Escrow Agreement.

(e) Resignations. The Seller shall deliver written resignations, each in form and substance reasonably acceptable to the Purchaser, of such officers, members of the board of directors or board of managers, as applicable, or other Persons holding similar titles of each Group Company that have been requested in writing by the Purchaser at least five (5) Business Days prior to the Closing, such resignations to be effective concurrently with the Closing.

(f) Instrument of Transfer. The Seller shall deliver to the Purchaser a duly executed instrument of transfer from Seller sufficient to cause the transfer of the Company Shares, in form and substance reasonably acceptable to the Purchaser.

(g) Officer’s Certificates. The Seller and the Company shall deliver to the Purchaser the certificates referred to in Section 8.2(d) and the Purchaser shall deliver to the Seller the certificate referred to in Section 8.3(c).

(h) Payoff Letter. The Company shall, at least five (5) Business Days prior to the Closing Date, deliver to the Purchaser a draft payoff letter, in form and substance reasonably acceptable to the Purchaser, from the administrative agent or other similar agents under the Credit Agreement, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations under the Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Credit Agreement and related instruments evidencing the Credit Agreement shall be terminated (except for provisions in the Credit Agreement that, by their terms, survive such termination), (iii) state that all encumbrances, guaranties and security interests, collateral and agreements to subordinate in connection therewith, securing such obligations thereunder shall be, upon the payment of the Payoff Amount, released and terminated, and (iv) include arrangements to deliver UCC-3 termination statements or other documents or instruments evidencing the termination of all Liens held by the holders of such Indebtedness. At the Closing, the Company shall deliver to the Purchaser a true, correct and complete copy of the final form of such payoff letter, in form and substance reasonably acceptable to the Purchaser.

(i) W-9. The Seller shall deliver to the Purchaser a duly executed Form W-9 from the Seller.

Section 2.4. Withholding. The Purchaser, the Company, the Escrow Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or any Transaction Document to any Person such amounts as such party is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Law, and pay such withheld amounts over to the appropriate Governmental Authority; provided, that the withholding party shall use commercially reasonable efforts to (and in the case of the Escrow Agent, the Purchaser shall use commercially reasonable efforts to cause the Escrow Agent to) give notice of its intent to withhold reasonably promptly after identifying a requirement to withhold (other than (i) required withholdings in respect of Options for income, employment, compensation and similar Taxes, or (ii) any other withholding (including backup withholding) required due to the failure by Seller to deliver the form required by Section 2.3(i)) to the Seller, and the Parties shall take commercially reasonable steps to reduce or eliminate any such withholding, and provided, however, that the Purchaser shall not be required to modify the structure of the transactions contemplated by this Agreement. Amounts so deducted and withheld by any Party and paid to the appropriate Governmental Authority shall be treated for all purposes of this Agreement and the Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement, including all such amounts payable hereunder with respect to Options, shall be payable through the applicable employer entity’s payroll system.

ARTICLE III

PURCHASE PRICE; POST-CLOSING ADJUSTMENT

Section 3.1. Purchase Price.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser (i) a written statement, together with any spreadsheets, information, data and other reasonable supporting or back-up detail (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (A) the Cash Amount (the “Estimated Cash Amount”), (B) the Indebtedness Amount (the “Estimated Indebtedness Amount”), (C) the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), and (D) the Transaction Expenses Amount (the “Estimated Transaction Expenses Amount”) and the resulting calculation of the Estimated Closing Purchase Price, in each case together with the amounts, related invoices, and wire transfer and other payment details for the payees in respect of the Estimated Transaction Expenses Amount, and (ii) the Allocation Schedule. The Estimated Closing Statement will be prepared, and the Estimated Closing Purchase Price (and all components thereof) shall be determined, in accordance with the definitions set forth herein and the Accounting Principles (to the extent relevant). The Purchaser may, until two Business Days prior to the Closing Date, provide the Company with comments to the Estimated Closing Statement or the Allocation Schedule, and the Company shall consider such comments in good faith. Without limiting Section 7.6, the Seller and the Company shall reasonably cooperate with the Purchaser and its Representatives in the review and comment on the Estimated Closing Statement and shall promptly provide the Purchaser and its Representatives (i) supporting documentation reasonably requested by the Purchaser in connection with the Purchaser’s review of the preliminary and final Estimated Closing Statement, and (ii) reasonable access to each Group Company’s books and records (including financial records, work papers, schedules, memoranda and supporting documents and calculations) (including financial records, and, subject to the execution and delivery by the Purchaser of customary accountant access letter(s), accountants’ work papers, schedules, memoranda and other documents related to the preparation of the Estimated Closing Statement and the adjustments contemplated thereby) and reasonable access to employees and independent contractors of the Group Companies, in each case, used to prepare the Estimated Closing Statement prior to Closing; provided that such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of the Group Companies.

(b) For purposes of this Agreement, the term “Estimated Closing Purchase Price” means (i) $2,400,000,000 (the “Base Purchase Price”), minus (ii) the Estimated Indebtedness Amount, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (v) the Estimated Cash Amount, minus (vi) the Estimated Transaction Expenses Amount, minus (vii) the Escrow Amount.

(c) For purposes of this Agreement, the term “Final Closing Purchase Price” means (i) the Base Purchase Price, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 3.2, plus (iii) the amount, if any, by which the Net Working Capital Amount as finally determined pursuant to Section 3.2 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital Amount as finally determined pursuant to Section 3.2, plus (v) the Cash Amount as finally determined pursuant to Section 3.2, minus (vi) the Transaction Expenses Amount, as finally determined pursuant to Section 3.2, minus (vii) the Escrow Amount.

Section 3.2. Calculation of Final Closing Purchase Price.

(a) As promptly as possible, but in any event within 120 days after the Closing Date, the Purchaser shall deliver to the Seller a statement, together with any spreadsheets, information, data and other reasonable supporting or back-up detail, showing Purchaser’s good faith calculation of the Cash Amount, Indebtedness Amount, Net Working Capital Amount and the Transaction Expenses Amount and the resulting calculation of the Final Closing Purchase Price (the “Closing Statement”). Notwithstanding anything to the contrary in this Agreement, the Cash Amount, the Indebtedness Amount, the Transaction Expenses Amount and the Net Working Capital Amount (including any estimates of the foregoing pursuant to Section 3.1(a)) shall be determined in accordance with the definitions set forth herein and in accordance with the Accounting Principles. If for any reason, the Purchaser fails to deliver the Closing Statement within the 120 day time period required by this Section 3.2, then in addition to any other rights the Seller may have under this Agreement, the Seller shall have the right to elect (i) that the Estimated Closing Statement delivered by the Company to the Purchaser prior to the Closing shall be considered for all purposes of this Agreement the Closing Statement and the calculations contained therein shall be final, binding and conclusive against the Parties hereto for all purposes hereunder (absent fraud or manifest error) or (ii) to prepare and deliver, or cause to be prepared and delivered, the Closing Statement to the Purchaser, and upon the preparation and delivery thereof, the Purchaser shall have the same rights as provided to the Seller with respect to the Seller’s review of the Closing Statement under Section 3.2(b), applicable mutatis mutandis, with respect to its review of the Closing Statement, and the Parties shall observe the same procedures with respect to any Objections Statement, applicable mutatis mutandis, and any disputes arising therefrom.

(b) After the delivery of the Closing Statement and until such time as the Final Closing Purchase Price is finally determined in accordance with Section 3.2(c), (A) the Seller and its Representatives shall be permitted reasonable access to (i) review and obtain copies of the Group Companies’ books and records and, subject to the execution and delivery by the Seller of customary accountant access letter(s), accountants’ work papers, schedules, memoranda and other documents related to the preparation of the Closing Statement and the adjustments contemplated thereby and reasonable access to employees and independent contractors of the Group Companies, in each case, used to prepare the Closing Statement following the Closing, (B) the Seller and its Representatives may make inquiries of the Purchaser, the Group Companies and their respective accountants used to prepare the Closing Statement regarding questions or disagreements in connection with the Closing Statement, and the Purchaser and the Company shall, and shall use their reasonable best efforts to cause any such accountants to, reasonably cooperate with and respond to such inquiries, and (C) at the written request of the Seller, the Company shall make reasonably available its and its Subsidiaries’ personnel used to prepare the Closing Statement to advise and assist the Seller in its review of the Closing Statement and any objections or disputes with respect thereto. Notwithstanding anything in this Section 3.2(b), any such access and assistance referenced in this Section 3.2(b) shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of the Group Companies.

(c) If the Seller has any objections to the Closing Statement, the Seller shall deliver to the Purchaser a written statement setting forth in reasonable detail its objections thereto, including the Seller’s calculation of the disputed amount, a description in reasonable detail of the grounds for each such objection and Seller’s alternative calculation of the Final Closing Purchase Price within 45 days following delivery of the Closing Statement to the Seller (an “Objections Statement”). The Seller shall be deemed to have agreed with all items and the amount of the Cash Amount, Indebtedness Amount, Net Working Capital Amount and the Transaction Expenses Amount not specifically set forth in the Objections Statement (which items and amounts shall be final, binding and conclusive for all purposes hereunder), and such items and amounts shall not be subject to review in accordance with Section 3.2 and neither the Seller nor any of its Affiliates may thereafter dispute any such item or amount. The Seller may only deliver one Objection Statement. The Seller and the Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement (and items resolved in writing between the Purchaser and the Seller within such 45-day period shall be final and binding with respect to such items), but if and to the extent they do not reach a final resolution within 45 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit each item and amount set forth in the Objections Statement remaining in dispute to the Independent Accountant for resolution. Any further submissions to the Independent Accountant must be in writing and delivered to each party to the dispute. Seller and Purchaser will not engage in any ex-parte communication with the Independent Accountant. The Independent Accountant (acting as an expert and not an arbitrator) will (i) consider only those items and amounts set forth in the Objection Statement remaining in dispute, and (ii) resolve such disputed items based solely on the materials submitted by the Seller and the Purchaser to the Independent Accountant and based on no other evidence (and not on independent review). The Seller and the Purchaser will instruct the Independent Accountant not to, and the Independent Accountant will not, assign a value to any item greater than the greatest value for such item or less than the smallest value for such item as set forth on the Closing Statement or the Objection Statement, as applicable. The Independent Accountant shall make a final determination in writing of the Cash Amount, Indebtedness Amount, Transaction Expenses Amount, Net Working Capital Amount, and the resulting Final Closing Purchase Price calculated with reference to such amounts (in each case, solely to the extent such amounts are in dispute and were submitted to the Independent Accountant in accordance with this Section 3.2(c)) in accordance with the guidelines and procedures set forth in this Agreement. The Parties shall (i) cooperate with the Independent Accountant during the term of its engagement, including by executing a customary engagement letter, and (ii) use their reasonable best efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within 45 days following the submission thereof. The determination of the Cash Amount, Indebtedness Amount, Transaction Expenses Amount, Net Working Capital Amount, and the resulting Final Closing Purchase Price calculated with reference thereto, in each case in the manner contemplated by this Section 3.2, shall become final and binding on the Parties, absent fraud or manifest error, on the date the Independent Accountant delivers its final resolution in writing to the Seller and the Purchaser. The costs and expenses of the Independent Accountant shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Independent Accountant) determined in favor of the other party by the Independent Accountant bears to the dollar value contested by such party in the written presentation to the Independent Accountant and shall be determined by the Independent Accountant at the time the determination of such firm is rendered. For example, if the Seller submits an Objections Statement to the Independent Accountant for $1,000, and if the Purchaser contests to the Independent Accountant only $500 of the amount claimed by the Seller, and if the Independent Accountant ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller.

Section 3.3. Post-Closing Adjustment Payment.

(a) Within three (3) Business Days following the final determination of the Final Closing Purchase Price:

(i) the Seller shall deliver to the Purchaser an updated Allocation Schedule, which shall be updated to reflect the determination of the Final Closing Purchase Price and shall otherwise follow the same methodologies set forth on the initial Allocation Schedule;

(ii) if the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price (such excess, the “Positive Adjustment Amount”), the Purchaser shall pay, or cause to be paid, the Positive Adjustment Amount, up to a maximum amount equal to the Escrow Amount, to the Seller and the Optionholders (in accordance with the amounts set forth in the Allocation Schedule), by wire transfer of immediately available funds to the accounts specified by the Seller; provided that (A) neither the Purchaser nor any other Person shall have any obligation or liability in respect of any Positive Adjustment Amount in excess of the Escrow Amount and to the extent the Positive Adjustment Amount exceeds the Escrow Amount, no further payment shall be required in respect of such excess, and (B) any payments in respect of any Options will be paid to the Company or a Subsidiary thereof for further distribution to the Optionholders (in accordance with the Allocation Schedule), net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment in accordance with Section 2.4;

(iii) if the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price (such excess, the “Negative Adjustment Amount”), the Purchaser and the Seller shall direct the Escrow Agent, pursuant to joint written instructions, to pay to the Purchaser out of the Escrow Account, the Negative Adjustment Amount. To the extent the Negative Adjustment Amount exceeds the Escrow Amount, no further payment shall be required in respect of such excess. The Escrow Amount shall be the sole and exclusive source of recovery with respect to any Negative Adjustment Amount, and neither the Seller or any other Person shall have any other liability with respect to any Negative Adjustment Amount. For the avoidance of doubt, and without limiting the generality of the foregoing, the dispute resolution provisions provided for in Section 3.2 shall be the sole and exclusive remedy for the matters addressed (or that could be addressed) by Section 3.2 and (A) no claim by the Purchaser or any of its Affiliates for payment of any Negative Adjustment Amount will be asserted against the Seller, any Optionholder or any of their Affiliates or (B) no claim by the Seller, any Optionholder or any of their Affiliates for payment of any Positive Adjustment Amount will be asserted against the Purchaser or any of its Affiliates, except as expressly contemplated by Section 3.2(a); and

(iv) the Purchaser and the Seller shall direct the Escrow Agent, pursuant to joint written instructions, to release (A) in the event of a Positive Adjustment Amount or if the Final Closing Purchase Price is equal to the Estimated Closing Purchase Price, the entire Escrow Amount, or (B) in the event of a Negative Adjustment Amount, any portion of the Escrow Amount not payable to the Purchaser pursuant to Section 3.3(a)(iii) (the amount to be so released, the “Release Amount”), by wire transfer of immediately available funds out of the Escrow Account to the Seller and the Optionholders (in accordance with the Allocation Schedule); provided that any payments in respect of any Options will be paid to the Company or a Subsidiary thereof for further distribution to the Optionholders (in accordance with the Allocation Schedule), net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment.

(b) Any amount paid under this Section 3.3 shall be treated as an adjustment to the purchase price for Tax purposes and, except to the extent required by applicable Laws, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.

Section 3.4. Allocation Schedule. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of the Purchaser, the Company or any of their respective Affiliates, (i) it is expressly acknowledged and agreed that the Purchaser and its Affiliates shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (ii) in no event shall the Purchaser or, after the Closing, the Company, or any of their respective Affiliates, have any obligation or liability to any Person in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein or payments made by any Person (including the Purchaser, the Company, the Escrow Agent and their respective Affiliates) in accordance therewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to the Purchaser simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to the Purchaser, as follows:

Section 4.1. Organization, Standing and Organizational Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (i) has all requisite corporate power and authority necessary to own, operate and lease all of its properties and assets, use its legal and other business names, and to carry on its business as it is now being conducted and as is currently contemplated to be conducted and (ii) is duly registered, licensed, and qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in the case of clause (ii), for any such failures to be so qualified or in good standing that would not reasonably be expected have a Company Material Adverse Effect.

(b) Prior to the date hereof, the Seller has made available to the Purchaser true, correct and complete copies of each Group Company’s and Affiliated Practice’s Organizational Documents as currently in effect. No Group Company or Affiliated Practice is in breach or violation of any provisions of any of its Organizational Documents in any material respect.

Section 4.2. Authority; Noncontravention.

(a) The Group Companies have all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which they are a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of, and performance by the Group Companies under, this Agreement and the other Transaction Documents to which they are a party and the consummation by any Group Company of the Transactions have been duly authorized by all requisite corporate action and no other corporate action on the part of the Group Companies is necessary to authorize the execution and delivery of, and performance of the foregoing. This Agreement and the other Transaction Documents have been duly executed and delivered by the Group Companies party hereto or thereto and, assuming due authorization, execution and delivery hereof by the other parties hereto or thereto, constitute legal, valid and binding obligation of the applicable Group Company, enforceable against the applicable Group Company in accordance with their terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). There are no votes, approvals, consents or other proceedings of the equityholders of the Group Companies (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with the execution and delivery of, or the performance by the Group Companies of their respective obligations under, this Agreement and the other Transaction Documents, or the consummation of the Transactions.

(b) Except as set forth on Section 4.2(b) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Group Companies, nor the consummation by the Group Companies of the Transactions, do or will (i) contravene, conflict with, violate or breach any provision of the

Organizational Documents of the Group Companies or the Affiliated Practice, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.2(b) (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.2(b) are made and any applicable waiting periods referred to therein have expired, conflict with or violate any Law or Order applicable to the Group Companies or the Affiliated Practice, or (iii) conflict with, result in any breach of, or constitute a violation, default, or breach (with or without notice or lapse of time, or both) under, give rise to any right of termination, amendment, acceleration, modification, or cancellation of, require any consent, approval, waiver, authorization or other action by, or notice to or payment to, any Person pursuant to, any Contract (excluding any Company Plan or agreement, contract, arrangement or plan entered into by the Purchaser or any of its Affiliates), or result in the creation or imposition of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Group Companies or the Affiliated Practice, other than, in the case of clauses (ii) and (iii), with only such exceptions that, individually or in the aggregate, would not reasonably be expected to (A) be material to the Group Companies, taken as a whole, or (B) prevent, enjoin or materially delay the consummation of the Transactions.

Section 4.3. Governmental Approvals. Except for (a) the consents, approvals and filings listed on Section 4.2(b) of the Disclosure Schedule, (b) any consents, approvals and filings that may be required solely by reason of the Purchaser’s participation in the Transactions or any facts or circumstances relating to the Purchaser or any of its Affiliates, (c) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act, no notices, authorizations, orders, permits, waivers, consents, approvals or any other actions of, or filings, declarations or registrations with, any Governmental Authority (including in respect of any Affiliated Practice) are necessary for the execution and delivery of this Agreement or the other Transaction Documents by the Group Companies and the consummation by the Group Companies of the Transactions, with only such exceptions that, individually or in the aggregate, would not reasonably be expected to be (A) material to the Group Companies, taken as a whole, or (B) prevent, enjoin or materially delay the consummation of the Transactions.

Section 4.4. Subsidiaries and Affiliated Practice.

(a) Section 4.4 of the Disclosure Schedule sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization or formation, the number and type of its authorized, issued and outstanding Equity Securities, and the Person(s) owning the outstanding capital stock, partnership interests, limited liability company interests or other Equity Securities of such Subsidiary. Except as set forth on Section 4.4 of the Disclosure Schedule, no Group Company has any Subsidiaries or directly or indirectly owns any Equity Securities in any Person (and is not otherwise, directly or indirectly, a participant in any joint venture, partnership or other similar arrangement). Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and (i) has all requisite corporate power and authority necessary to own, operate and lease all of its properties and assets, use its legal and other business names, and to carry on its business as it is now being conducted and as is currently contemplated to be conducted and (ii) is duly registered, licensed, and qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in the case of clause (ii), for any such failures to be so qualified or in good standing that would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other Equity Securities in, each such Subsidiary are duly authorized and validly issued (and, if applicable, fully paid and non-assessable), have not been issued in violation of applicable Law, and are free and clear of all Liens (other than Permitted Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable foreign or domestic securities Laws). Except as set forth on Section 4.4(a) of the Disclosure Schedule, the Company directly or indirectly owns all Equity Securities of each Subsidiary of the Company.

(b) The Affiliated Practice is (i) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, (ii) duly qualified to transact business and is in good standing, in each case, including as a professional entity, in each jurisdiction in which the nature of its activities and its properties (both owned and leased) makes such qualification necessary, and (iii) has all requisite corporate power and authority necessary to own, operate and lease all of its properties and assets, use its legal and other business names, and to carry on its business as it is now being conducted as it currently contemplated to be conducted, except in the case of clause (ii), for any such failures to be so qualified or in good standing that would not reasonably be expected to have a Company Material Adverse Effect. Section 4.4(b) of the Disclosure Schedule set forth a true, correct and complete list of the record and beneficial owners of all authorized and outstanding Equity Securities of the Affiliated Practice, together with the number of each class and series of Equity Securities of the Affiliated Practice held on record or beneficially by each such Person. Each Person who owns any Equity Securities of the Affiliated Practice is a natural person licensed to practice engineering services in Connecticut, Michigan, New York, and North Carolina.

(c) None of the Equity Securities of any Subsidiary of the Company were issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws. There are no voting trusts or proxies, stockholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreement currently in effect with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities have the right to vote) on any matter for which the equityholders of any Subsidiary of the Company, as applicable, may vote. No Subsidiary of the Company has any rights to, nor is any Subsidiary of the Company bound by any commitment or obligation to acquire by any means, directly or indirectly, any Equity Security of any Person, or to make any investment in, or contribution, loan or advance to, any Person.

Section 4.5. Capitalization.

(a) Section 4.5(a) of the Disclosure Schedule set forth a true, correct and complete list of the record and beneficial owners of all authorized and outstanding Equity Securities of the Company, together with the number of each class and series of Equity Securities of the Company held on record or beneficially by each such Person. All issued and outstanding Equity Securities of the Company have been duly authorized, validly issued and are fully paid and non-assessable, have not been issued in violation of applicable Law, and are free and clear of all Liens (other than generally applicable transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws). Except as set forth on Section 4.5(a) of the Disclosure Schedules, the Company does not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and there are no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of the Company, as applicable. The Company Shares constitute all of the issued and outstanding Equity Securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no declared and unpaid dividends on any Equity Securities of the Company (except for any of the foregoing payable by a wholly owned Subsidiary of the Company). None of the Equity Securities of the Company were issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws. There are no voting trusts or proxies, stockholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreement currently in effect with respect to the voting or transfer of any Equity Securities of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities have the right to vote) on any matter for which the equityholders of the Company, as applicable, may vote. The Company does not have any rights to nor is the Company bound by any commitment or obligation to acquire by any means, directly or indirectly, any Equity Security of any Person, or to make any investment in, or contribution, loan or advance to, any Person.

Section 4.6. Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to the Purchaser true, correct and complete copies of: (i) the unaudited consolidated balance sheet as of September 27, 2025 of the Group Companies (the “Latest Balance Sheet”) and the related income statement and cash flows of the Group Companies for the 9-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”) and (ii) the audited consolidated balance sheet as of December 31, 2023 and as of December 31, 2024 of the Group Companies and the related statements of operations and cash flows of the Group Companies for each of the 12-month period then ended, together with all related notes and schedules thereto (the “Audited Financial Statements”, and together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements have (i) been derived from the books and records of the Company and its Subsidiaries, and (ii) been prepared, in all material respects, in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial condition, results of operations, and cash flows of the Group Companies (taken as whole) as of the times and for the periods referred to therein, in accordance with GAAP, consistently applied, subject in the case of the Interim Financial Statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments that are not material individually and in the aggregate. No auditor of any Audited Financial Statements has indicated in writing or, to the Company’s Knowledge, orally, to any Group Company that it will or may withdraw its audit opinion with respect to such Audited Financial Statements and no Group Company has determined that it will or must restate any Audited Financial Statements or any Interim Financial Statements.

(b) No Group Company or the Affiliated Practice has any debts, obligations, or liabilities of any kind whatsoever, whether asserted or unasserted, known or unknown, accrued or fixed, absolute or contingent, or matured or unmatured, including those that would be required to be reflected on or reserved against on a consolidated balance sheet of the Group Companies or the Affiliated Practice prepared in accordance with GAAP, except for debts, obligations, or liabilities (i) disclosed, reflected or adequately reserved against on the Latest Balance Sheet (including any notes thereto), (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business (other than any debt, liability or obligation arising as of a result of a breach of Contract or any tortious conduct, litigation, infringement or violation of applicable Law or that relates to any Proceeding), (iii) arising in connection with the Transactions and reflected in Indebtedness or the Transaction Expenses Amount (or paid in cash prior to the Closing), or (iv) that otherwise have not been and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) The Group Companies and the Affiliated Practice maintain a system of internal accounting controls sufficient to provide reasonable assurances (w) that transactions are executed in accordance with management’s general or specific authorization in all material respects, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP on a consistent basis, (y) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies or the Affiliated Practice or assets that are otherwise used in the conduct of the business and access to such assets is permitted only in accordance with management’s general or specific authorization, in each case in all material respects, and (z) that recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences and that material information concerning the business is made known to the management of the business responsible for the preparation of the Financial Statements by others within the business. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there have been no instances of, or claims of, fraud or corporate misappropriation that involve any employee or member of management of any of the Group Companies or the Affiliated Practice who have a material role in the Group Companies’ and the Affiliated Practice’s system of internal control over financial reporting or in the preparation of financial statements.

(d) No Group Company or the Affiliated Practice nor any of their respective officers or, to the Company’s Knowledge, auditors, has, since the Lookback Date, identified or been made aware of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies or the Affiliated Practice, or (ii) any claim, allegation or written notice of investigation regarding any of the foregoing or the Financial Statements, except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

(e) There are no off-balance sheet arrangements within the meaning of Item 303 of Regulation S-K of the Exchange Act to which the Group Companies or the Affiliated Practice is a party to or otherwise has any obligations. Except as shall be taken into account in the Final Closing Purchase Price and except as would not reasonably be expected to give rise to a Company Material Adverse Effect, there is no Indebtedness as of immediately prior to the Closing.

Section 4.7. Absence of Certain Changes.

(a) From the date of the Latest Balance Sheet, (i) except in connection with the Transactions, the business of the Group Companies and Affiliated Practice has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any Company Material Adverse Effect and (iii) there has not been any damage, destruction or loss to any of the assets or properties of the Group Companies or the Affiliated Practice involving repair or replacement costs that is not fully covered by insurance (other than in respect of any retentions or deductibles).

(b) From the date of the Latest Balance Sheet, no Group Company has taken, or omitted to take, any action that would constitute a breach of, or would have required the consent of the Purchaser under, Section 7.1(a) or clauses (iii), (v), (vii), (x), (xiii), (xv), (xxiv), or, to the extent related to any of the foregoing clauses, clause (xxiv), of Section 7.1(b), if such action had been taken after the date of this Agreement and prior to the Closing.

Section 4.8. Assets; Real Property.

(a) Each Group Company has good and marketable title to, or a valid leasehold interest in or valid and enforceable license to use, all tangible personal property and other assets and rights reflected on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business since the date of the Latest Balance Sheet and except for Permitted Liens). Each Group Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all personal property and other assets and has the rights necessary for the conduct of their respective businesses as presently conducted. All of the Group Companies’ buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted and in accordance with normal industry practice) and are fit for use in the ordinary course of the Group Companies’ business as presently conducted, except as would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) No Group Company owns any real property. Section 4.8(b) of the Disclosure Schedule contains a list of the address of each real property leased, subleased or otherwise occupied by a Group Company (the “Leased Real Property”) and identifies the lease, sublease or other occupancy agreement for each Leased Real Property, as amended or otherwise modified and in effect (collectively, the “Leases”). To the Company’s Knowledge, the Leases are in full force and effect, and each Group Company, as applicable, holds a valid, binding, existing and enforceable leasehold or subleasehold interest under each such Lease (subject to any sublease or occupancy agreement, in each case, listed in Section 4.8(b) of the Disclosure Schedule, that gives any third party any right to occupy any portion of the Leased Real Property and the Bankruptcy and Equity Exception), free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to the Purchaser true, correct and complete in all material respects copies of each of the Leases and none of such Leases have been modified, except to the extent that such modifications are set forth in Section 4.8(b) of the Disclosure Schedule. The Leases are in good standing and all rent, Taxes, and other amounts due and owing under the Leases have been paid in full to date or will be paid within the applicable payment or grace period in the ordinary course of business, and no Group Company, and to the Company’s Knowledge, no other party to the Leases, are in default or breach in any material respect under any of such Leases, and no event has occurred that with notice or the passage of time or both, would constitute such a material breach or default by the applicable Group Company, or, to the Company’s Knowledge, any other party to such Lease, or permit the termination, modification or acceleration of rent under such Lease. Except as disclosed in Schedule 4.8(b), no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. There is no written claim or formal current and ongoing dispute alleging a breach or default by any Group Company that is a party to a Lease and any other party under such Lease that remains unresolved, except as would not reasonably be expected to be material to the Group Companies taken as a whole. Except as disclosed in Section 4.8(b), the Group Companies occupy the Leased Real Property, as applicable, and have the exclusive right to possess, use and occupy the Leased Real Property during the term of each Lease (subject to any sublease or occupancy agreement, in each case, listed in Section 4.8(b) of the Disclosure Schedule, that gives any third party any right to occupy any portion of the Leased Real Property).

Section 4.9. Tax Matters.

(a) (i) Each of the Group Companies and the Affiliated Practice has timely (taking into account routine or automatic extensions of time to file a Tax Return obtained in the ordinary course of business) and duly filed all income and other material Tax Returns that are required to be filed by it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects, (ii) each of the Group Companies and the Affiliated Practice has paid all income and other material Taxes due and payable by them (whether or not shown on any Tax Return), and (iii) all Taxes that a Group Company or the Affiliated Practice is obligated to withhold and pay over from amounts owing to any partner, shareholder, independent contractor, employee, creditor or other third party have been withheld and duly paid to the proper Governmental Authority in compliance with all applicable legal requirements in all material respects. Without limiting the foregoing, (i) the Seller was a U.S. partnership for U.S. federal income tax purposes at the time of the 2025 Distribution, (ii) the Company had in its records at the time of the 2025 Distribution a duly executed W-9 of the Seller, and (iii) the Company determined based on the aforementioned W-9 of Seller and on a “reasonable estimate of accumulated and current earnings and profits on the date of payment” within the meaning of Treas. Reg. Section 1.1441-3(C)(2)(ii) that U.S. federal withholding Taxes were not required to be withheld by the Company in connection with the 2025 Distribution.

(b) Neither any Group Company nor the Affiliated Practice has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Taxes or Tax Returns (other than extensions of time to file a Tax Return obtained in the ordinary course of business), which waiver or extension remains outstanding.

(c) None of the Group Companies or the Affiliated Practice is a party to or bound by any Tax Sharing Agreement.

(d) No dispute, deficiency, adjustment or claim concerning any liability for Taxes with respect to any Group Company or the Affiliated Practice has been proposed, asserted, assessed, claimed, threatened or raised by any Governmental Authority in writing which has not been fully resolved. There is no Proceeding in progress or threatened in writing against or with respect to a Group Company or the Affiliated Practice, in each case with respect to any material amount of Tax.

(e) No written claim has been made to a Group Company or the Affiliated Practice by a taxing authority in a jurisdiction where no Group Company or the Affiliated Practice files Tax Returns or pays Taxes that a Group Company or the Affiliated Practice is or may be required to file Tax Returns or subject to taxation by that jurisdiction.

(f) There are no Liens for Taxes (other than Permitted Liens) upon the assets of a Group Company or the Affiliated Practice.

(g) Neither any Group Company nor the Affiliated Practice (i) has ever been a member of an affiliated group (as defined in Section 1504 of the Code or any analogous combined, consolidated or unitary group defined under state, local or foreign Tax Law) filing a consolidated federal income Tax Return (other than any such group with respect to which a Group Company is the common parent) or (ii) has any liability for material Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of income Tax Law), as a transferee or successor, by contract (other than a customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes) or otherwise.

(h) Neither any Group Company nor the Affiliated Practice is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.601 1-4(b)(2), or any similar provision of U.S. state income Tax Law.

(i) None of the Group Companies or the Affiliated Practice will be required to include any material item of income in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any change in, or use of improper, method of accounting for a taxable period ending on or prior to Closing; (b) any “closing agreement”

as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing; (c) any deferred intercompany gain or excess loss account, in each case, described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law), (d) any installment sale or open transaction disposition made prior to Closing; (e) any prepaid or advance payments received or deferred amount received prior to Closing outside the ordinary course of business; (f) any investment in “United States property” within the meaning of Section 956 of the Code made on or prior to Closing; or (g) Section 965 of the Code.

(j) Each Group Company that is organized outside the United States has a calendar year-end.

(k) None of the Group Companies or the Affiliated Practice is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of any change in accounting methods. There is no application pending with any taxing authority requesting permission for any changes in any accounting methods of any Group Company or the Affiliated Practice for Tax purposes. No taxing authority has proposed to the Group Companies or the Affiliated Practice, in writing, any such adjustment or change in accounting method.

(l) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes or Tax Returns have been entered into or issued by any taxing authority with or in respect of any Group Company or the Affiliated Practice, which ruling or agreement is still in effect.

(m) Within the last two (2) years, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) None of the Group Companies or the Affiliated Practice has executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), in each case, that is binding on any of the Group Companies for taxable periods (or portions thereof) beginning after the Closing Date.

(o) The Company is not (and has not been for the five-year period ending at Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(p) The Company is, and has been since its formation, treated as a corporation for U.S. federal and applicable state and local Income Tax purposes. Section 4.9(p) of the Disclosure Schedule correctly sets forth the U.S. federal income entity classification of the other members of the Group Companies.

(q) Neither any Group Company nor the Affiliated Practice currently has, or has ever had, a permanent establishment or is or has ever been a Tax resident in a country other than the country in which it is organized.

(r) No Canadian Subsidiary has applied for, claimed or received a material refund of Tax (or amount deemed for purposes of the ITA or any equivalent or similar Laws of a province of Canada to be an overpayment of Tax) to which it was not entitled pursuant to applicable Laws including any deemed overpayment of Taxes in respect of CEWS.

(s) No Canadian Subsidiary has claimed any reserve for Tax purposes, if as a result of such claim any amount could be included in its or the Purchaser’s income for a Tax period ending after the Closing Date.

(t) None of section 17, subsection 18(4), or sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the ITA, or any equivalent provision of the Laws of any other Canadian jurisdiction, has applied or will apply to a Canadian Subsidiary at any time on or before the Closing Date.

(u) No Canadian Subsidiary has acquired property from a person not dealing at “arm’s length” (within the meaning of the ITA) with such Canadian Subsidiary, for consideration, the value of which is less than the fair market value of the property, in circumstances which could subject it to a material liability under section 160 of the ITA or section 325 of the Excise Tax Act (Canada) or any equivalent section in any other Laws of a province of Canada relating to Taxes.

(v) All material input tax credits and refunds claimed by a Canadian Subsidiary pursuant to the Excise Tax Act (Canada) and any equivalent Laws of a province of Canada have been properly and correctly calculated and documented in accordance with the requirements of those Laws.

(w) No Canadian Subsidiary has made an “excessive eligible dividend designation” as defined in subsection 89(1) of the ITA in respect of any dividend paid, or deemed to have been paid on any class of shares of its capital.

(x) No Canadian Subsidiary has made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeded the amount in its capital dividend account at the time such election was made.

(y) No Canadian Subsidiary has been a party to any “reportable transaction”, as defined in section 237.3 of the ITA, or to any “notifiable transaction”, as defined in section 237.4 of the ITA, and equivalent provisions of any applicable Laws of a province of Canada.

(z) For all transactions between a Canadian Subsidiary and any “non-resident” person with whom it was not dealing at “arm’s length” (in each case within the meaning of the ITA), the Canadian Subsidiary, as applicable, has made or obtained records or documents that meet the transfer pricing requirements of subsection 247(4) of the ITA (to the extent that failure to do so would reasonably be expected to give rise to a material amount of Taxes).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 4.9) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any Group Company, in each case other than to the extent relevant to determine Taxes due and payable (whether or not shown on a Tax Return) for a Pre-Closing Tax Period.

Section 4.10. Contracts.

(a) Except as set forth on Section 4.10(a) of the Disclosure Schedule, no Group Company or the Affiliated Practice is a party to, and no Group Company’s or the Affiliated Practice’s properties, assets or businesses are bound by (any Contracts listed or required to be listed in Schedule 4.10, and any Contract entered into (or amended or modified) after the date hereof that would have been required to be listed in Schedule 4.10 if in effect (as so amended or modified) on the date hereof, each referred to herein as a “Material Contract,” and collectively, the “Material Contracts”), any:

(i) Contract or a group of related Contracts involving obligations of, or payments from, the Group Companies or the Affiliated Practice, individually or in the aggregate, in excess of $1,500,000 in the nine (9) month period ended September 30, 2025 or involving (or that would reasonably be expected to involve) obligations of, or payments from, the Group Companies or the Affiliated Practice, individually or in the aggregate, in excess of $1,500,000 during the current fiscal year of the Company, other than any Company Plan or purchase orders issued by or to a member of the Group Companies in the ordinary course of business;

(ii) Contract or a group of related Contracts involving payments to, the Group Companies or the Affiliated Practice, individually or in the aggregate, in excess of $5,000,000 in the nine (9) month period ended September 30, 2025 or involving (or that would reasonably be expected to involve) payments to, the Group Companies or the Affiliated Practice, individually or in the aggregate, in excess of $5,000,000 during the current fiscal year of the Company, other than purchase orders issued by or to a member of the Group Companies in the ordinary course of business;

(iii) Contracts providing for commissions, other than purchase orders issued by or to a member of the Group Companies involving amounts payable of less than $500,000 and which are issued in the ordinary course of business and other than any Company Plan;

(iv) Contract (including letters of intent) for, or that contemplate or otherwise relate to, the acquisition, sale, lease, transfer or disposition of any Person, business, or Equity Securities (other than the Options), or a material amount of assets of any Person (whether by merger, sale of stock, sale of assets or otherwise),

(A) under which any Group Company or the Affiliated Practice has any continuing liability or obligation with respect to indemnification or under which any purchase price adjustment, “earnout”, contingent purchase price or similar contingent payment obligation may become payable by a Group Company or the Affiliated Practice after the date hereof or (B) entered into since the Lookback Date;

(v) collective bargaining agreement or other Contract with any Union;

(vi) Contract (i) under which any Group Company or the Affiliated Practice has created or incurred any Indebtedness for borrowed money or otherwise relating to Indebtedness for borrowed money, in each case, in excess of an aggregate principal amount of $5,000,000 or (ii) relating to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material portion of a Group Company’s or the Affiliated Practice’s assets, properties or Equity Securities to secure Indebtedness for borrowed money;

(vii) Contract under which any Group Company or the Affiliated Practice has provided a guaranty in respect of, or assumed, any Indebtedness for borrowed money in excess of an aggregate principal amount of $5,000,000;

(viii) Contract relating to any loan or other extension of credit, or obligation to advance or contribute capital, by any Group Company or the Affiliated Practice, except for trade payment terms extended to any customer in the ordinary course of business or payroll advances to any employee of the Group Companies in the ordinary course of business;

(ix) Contracts relating to the licensing of Intellectual Property rights or the granting of a covenant not to sue by a Group Company or the Affiliated Practice to a third party or by a third party to a Group Company or the Affiliated Practice (other than (A) non-exclusive licenses granted to or received from customers or contractors of a Group Company or the Affiliated Practice in the ordinary course of business or (B) non-exclusive licenses for commercially available off-the-shelf software used by a Group Company or the Affiliated Practice which are generally available on non-discriminatory pricing terms with aggregate annual payments of less than $250,000);

(x) Other than any Company Plan, Contract regarding the voting, transfer, issuance, sale, disposal, assignment, encumbrance or other arrangements related to any Group Company’s or the Affiliated Practice’s Equity Securities;

(xi) Government Contract or Government Bid, in each case involving payments to any Group Company or the Affiliated Practice in excess of $2,000,000 in any one calendar year period;

(xii) Contract with any employee, individual consultant, director or manager of the Group Companies or the Affiliated Practice whose annual base compensation exceeds $225,000, other than Contracts terminable by a Group Company or the Affiliated Practice for any reason upon less than sixty (60) days’ notice without incurring any liability;

(xiii) Contract (A) limiting, restricting or prohibiting, or purporting to limit, restrict or prohibit, a Group Company or the Affiliated Practice or any of their respective Affiliates (including, following the Closing, the Purchaser and its Affiliates) from freely engaging in any business or competing anywhere in the world or from developing, distributing, licensing, marketing, or selling any products or services, or soliciting or hiring employees, independent contractors or any other Person (other than ordinary course confidentiality agreements containing solely restrictions on use and disclosure of confidential information), (B) containing “most favored nations” or “most favored customer” terms or establishing an exclusive sale or purchase obligation, in each case, in favor of a third party, or requiring the Group Companies or the Affiliated Practice to purchase their total requirements of any product or service from a third party, containing “take or pay” arrangements or that otherwise contain minimum payment, purchase or sale obligations, or (C) containing a “right of first offer”, “right of last offer”, or “right of first refusal” on behalf of any other Person to acquire any Group Company or the Affiliated Practice or any assets or business thereof;

(xiv) Contract that provides for the settlement, resolution, or conciliation of any Proceeding which (A) requires or required payment or expenditure by any Group Company or the Affiliated Practice of $1,000,000 or more, or (B) imposes continuing material obligations on any Group Company or the Affiliated Practice;

(xv) Contract with a Material Customer or Material Supplier (other than purchase orders, work releases, and change orders and addenda entered into in the ordinary course of business);

(xvi) Contract for management services between a Group Company and any Affiliated Practice;

(xvii) Contract that has been disclosed, or is required to be disclosed, on Section 4.19 of the Disclosure Schedule;

(xviii) Contract relating to the formation, creation, governance or control of, or participation in, a partnership, joint venture, strategic alliance, franchise, profit-sharing arrangement other than any Company Plan or other similar agreement or arrangement;

(xix) Contract with a sole source supplier of material goods or services of the Group Companies or the Affiliated Practice, other than purchase orders issued by or to a member of the Group Companies which are entered into in the ordinary course of business;

(xx) Contract that contains (i) any rebate, refund, credit, chargeback, prebate, or similar post-sale adjustments or concessions, or (ii) any volume, tiered, bundling, promotional, conditional discount, or other concessions contingent on purchase volume, sales performance, or product mix;

(xxi) Contract involving a remaining commitment by any Group Company or the Affiliated Practice to make capital expenditures in excess of $1,000,000, other than purchase orders issued by or to a Group Company in the ordinary course of business;

(xxii) Contract guaranteeing any payment or performance obligation of any third Person for which the guaranteed obligations have not been fully paid or performed, in each case, except for any Contract that is entered into in the ordinary course of business; or

(xxiii) Contract that constitutes a Lease under which any Group Company or the Affiliated Practice is the lessor or the lessee of personal property which Lease involves an annual base rental of more than $500,000.

(b) The Company has made available to the Purchaser true, correct and complete copies of each Material Contract. With respect to each Material Contract, (i) such Contract is in full force and effect and is a legally valid and binding obligation of, and enforceable against, the applicable Group Company or the Affiliated Practice and, to the Company’s Knowledge, the other parties thereto (in each case, except as enforceability may be limited by the Bankruptcy and Equity Exception), (ii) no Group Company or the Affiliated Practice, nor, to the Company’s Knowledge, any other party, is in material breach, default, or noncompliance under such Contract, (iii) to the Company’s Knowledge, no event has occurred or circumstance exists which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by a Group Company, the Affiliated Practice, or any other party thereto thereunder, and (iv) no Group Company or the Affiliated Practice or, to the Company’s Knowledge, any other party thereto has delivered notice of termination, cancellation or non-renewal of any such Contract or of any modification, amendment or alteration of the material terms of any such Contract or of any breach or default under any Material Contract (or of any dispute thereunder). For purposes of Section 4.10(b)(i), (ii) and (iii), “Material Contracts” shall include each purchase order that would constitute a “Material Contract” in the absence of the exception relating to purchase orders in Section 4.10(a).

(c) At the Closing, the Company will have readily available true, correct and complete copies of each non-disclosure, confidentiality or similar agreement entered into by or for the benefit of the Company, the Affiliated Practice, or any of its Subsidiaries (including those entered into by the Seller or its other Affiliates) relating to the potential sale of the Company, any of its Subsidiaries or the Affiliated Practice or other exit transaction considered or evaluated by or on behalf of the Group Companies or the Affiliated Practice as an alternative to the Transactions. As of or prior to the Closing, the Seller and its Affiliates (other than the Group Companies) have assigned all of their rights under any such non-disclosure, confidentiality or similar agreement entered into by the Seller and its Affiliates (other than the Group Companies) to the Company or its Subsidiaries, except as would not reasonably be expected to give rise to a Company Material Adverse Effect.

Section 4.11. Intellectual Property and Information Security.

(a) All patents and patent applications, copyright registrations and applications, trademark registrations and applications and domain name registrations included in the Owned Intellectual Property are set forth on Section 4.11(a) of the Disclosure Schedule, specifying as to each such item, as applicable, the (i) owner (and, with respect to any and all domain name registrations, the applicable registrant), (ii) jurisdiction to which the application or registration applies, (iii) application or registration number and (iv) application or registration date. The Intellectual Property set forth on Section 4.11(a) of the Disclosure Schedule (A) has not been adjudged invalid or unenforceable in whole or in part and (B) is subsisting and, to the Company’s Knowledge, valid and enforceable, other than applications. Since the Lookback Date, the Group Companies have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Intellectual Property set forth on Section 4.11(a) of the Disclosure Schedule.

(b) The Group Companies solely and exclusively own all right, title and interest in and to the Owned Intellectual Property and have a valid and enforceable right to all Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). Except as set forth in any Material Contract, there exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.

(c) The Group Companies own, license or otherwise possess the right to use or exploit all Intellectual Property used or held for use in, or otherwise necessary for, the conduct the Group Companies’ business as presently conducted. Except as set forth on Section 4.11(c) of the Disclosure Schedule, the consummation of the Transactions will not alter, encumber, impair or extinguish any Owned Intellectual Property or any of the Group Companies’ rights in any Licensed Intellectual Property in any material respect.

(d) All Systems (i) are free from any material defect, bug, virus or programming, design or documentation error or corruption or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such and (ii) are reasonably sufficient for the current needs of the Group Companies in all material respects. There have been no material failures, breakdowns, outages, or unavailability of any of the foregoing Systems since the Lookback Date. The Group Companies and the Affiliated Practice have taken commercially reasonable steps designed to safeguard the confidentiality, internal and external integrity and security of the Systems (and all information and transactions contained therein or transmitted thereby) in all material respects, including the implementation of (A) data backup, (B) disaster avoidance and recovery, (C) business continuity and (D) encryption and other security procedures, protocols and technologies.

(e) Each Group Company has taken commercially reasonable steps designed to enforce, maintain and protect the confidentiality of their material trade secrets and no such trade secret has been disclosed other than to employees, contractors, consultants, representatives and agents of the Group Companies under written confidentiality agreements or other binding confidentiality obligations. Each current and former employee and contractor of a Group Company who contributed to the development of any material Intellectual Property has presently assigned his or her rights in such Intellectual Property to a Group Company, or a Group Company is the owner of such Intellectual Property by operation of Law.

(f) The operation of the business of the Group Companies is not infringing, misappropriating or otherwise violating and, since the Lookback Date (except, with respect to patents, in the past six (6) years), has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person in any material respect. To the Company’s Knowledge, no third party is infringing, misappropriating or otherwise violating, and, since the Lookback Date (except, with respect to patents, in the past six (6) years), has not infringed, misappropriated or otherwise violated, any Owned Intellectual Property or the Group Company’s rights in any Licensed Intellectual Property in any material respect. There are no pending, or to the Company’s Knowledge threatened in writing, Proceedings brought (i) by any third party against any Group Company or the Affiliated Practice alleging any Group Company’s or the Affiliated Practice’s infringement, misappropriation or other violation of any Intellectual Property rights owned by a third party or challenging or seeking to deny or restrict the rights of the Group Company’s in any Owned Intellectual Property or Licensed Intellectual Property or (ii) by any Group Company alleging a third party’s infringement, misappropriation or other violation of any Owned Intellectual Property.

(g) None of the software included in the Owned Intellectual Property or distributed by or on behalf of any Group Company (i) contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge; or (ii) is subject to any agreement with any Person under which any Group Company has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the Transactions will not trigger the release of any source code of any such software.

(h) The Group Companies and Affiliated Practice have, since the Lookback Date, complied, and are in compliance in all material respects with, all Applicable Data Protection Requirements. To the extent required by Applicable Privacy Laws, all third parties that Process Personal Information on behalf of any Group Company or the Affiliated Practice are bound by commercially reasonable contractual obligations that protect such information. The Group Companies and the Affiliated Practice have provided all necessary notices, posted and distributed all necessary policies and obtained all necessary consents, each in the form required by Applicable Privacy Laws. Since the Lookback Date, no Group Company nor the Affiliated Practice has experienced any material Security Breaches or been notified in writing, or been required by Applicable

Privacy Law, Governmental Authority or Contract, to notify in writing, any Person of any material Security Breach. There are no pending, or to the Company’s Knowledge, threatened in writing, Proceedings brought against a Group Company or the Affiliated Practice by any third party alleging a violation of any Applicable Data Protection Requirement or such Person’s personal or confidentiality rights. Except as set forth on Section 4.11(h) of the Disclosure Schedule, the consummation of the Transactions will not breach any Applicable Data Protection Requirement in any material respect.

Section 4.12. Litigation. Except as set forth on Section 4.12(a) of the Disclosure Schedule, there are no (and, since the Lookback Date, there have not been any) material Proceedings pending or threatened in writing or, to the Company’s Knowledge, orally, (x) against any Group Company or the Affiliated Practice or any of their businesses, properties or assets, or (y) any managers, directors, officers, or employees (in their capacity as such) in relation to their service to any of the Group Companies or the Affiliated Practice, and no Group Company or Affiliated Practice is, and since the Lookback Date none has been, subject to any material outstanding Order. There are no material Proceedings pending or, to the Company’s Knowledge, threatened in writing against any Group Company or the Affiliated Practice in which any of the foregoing is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transactions. The Group Companies are insured or have established reserves on the Balance Sheet in accordance with GAAP with respect to each of the matters set forth in Section 4.12(b) of the Disclosure Schedule.

Section 4.13. Labor.

(a) No Group Company is party to any collective bargaining agreement or other Contract with any Union, nor is any such Contract presently being negotiated. No Group Company is obligated to recognize or bargain with any Union as the representative of any of its employees, and no employee of any Group Company is represented by a Union with respect to their employment with a Group Company and there have been no union organizing activities since the Lookback Date. There are no strikes, slowdowns, work stoppages, picketing, lockouts, or other similar material labor disputes against any Group Company or involving any employees of any Group Company, and no such disputes are pending or, to the Knowledge of the Company, threatened in writing. Except as has not been, and would not reasonably be expected to be material to the Group Companies, taken as a whole, there are no and, since the Lookback Date, there have been no labor-related Proceedings against any Group Company before the National Labor Relations Board or other Governmental Authority, nor, to the Knowledge of the Company, material written threats thereof, and no Group Company has been found by the National Labor Relations Board or any court to have engaged in any material unfair labor practice in material violation of the National Labor Relations Act or any similar applicable Laws.

(b) Each Group Company is, and since the Lookback Date, has been in material compliance with all applicable Laws relating to employment, labor and wage and hour matters. Except as has not been, and would not reasonably be expected to be material to the Group Companies, taken as a whole, and since the Lookback Date, each person who has provided or is providing services to any of the Group Companies and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Law and the Group Companies have no material liability or obligation under any applicable Law arising out of improperly classifying such person. The Group Companies are, and have been since the Lookback Date, in material compliance with the WARN Act and have no outstanding liabilities thereunder.

(c) Since the Lookback Date, none of the Group Companies has been a party to any material action or settlement agreement with a current or former director, officer or employee that relates to any act of sexual harassment or sexual misconduct, discrimination, retaliation or breach of any policy of the Group Companies related to the foregoing, nor to the Company’s knowledge, has any such Proceeding been threatened in writing; and to the Company’s Knowledge, since the Lookback Date, no allegations of sexual harassment or sexual misconduct, discrimination, retaliation or any such act in violation of any applicable Law or policy of any Group Company have been made to any Group Company in writing against any director, officer or key employees of the Group Companies in his or her capacity of such entity.

(d) Prior to the date hereof, Seller has provided to Purchaser a true, correct and complete list of the following information for each employee of the Group Companies: (i) the employing entity, (ii) job title, (iii) start date, (iv) primary work location, (v) whether employed on a full- or part-time basis by the Group Companies, (vi) employment status (active or on leave (and, if on leave, the nature of the leave and the expected return date)), (vii) whether exempt from the overtime rules of the Fair Labor Standards Act or any similar applicable Laws, (viii) annual salary or base wage rate and (ix) target annual bonus or commission opportunity incentive compensation; provided, however, that with respect to employees employed in Canada, Seller has provided the employees’ employee identification numbers rather than the employees’ names.

Section 4.14. Employee Benefit Plans.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a list of each material Company Plan (provided that with respect to offer letters, equity award agreements, and employment agreements with employees, forms of such letters or agreements and any letters or agreements that materially deviate from such forms have been listed). With respect to each material Company Plan, the Company has made available to the Purchaser true and complete copies of, as applicable: (i) the current plan document, including all amendments thereto (or, to the extent unwritten, a summary of the material terms) and the most recent summary plan description and any summaries of material modifications thereto; (ii) the most recent annual report (Form 5500 series) and accompanying schedules and attachments thereto, if applicable; (iii) the most recent IRS determination or opinion letter; (iv) the most recent summary plan description and any summaries of material modification thereto; (v) the most recent actuarial valuation; (vi) in each case, to the extent material, current administrative and other service contracts and amendments thereto with third-party service providers; and (vii) all notices, letters or other correspondence with any Governmental Authority within the preceding three years relating to a Company Plan (other than routine notices, letters or other correspondence, as applicable). Section 4.14(a) separately identifies each material Company Plan that is maintained, sponsored, contributed to, or required to be contributed to primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Company Plan”).

(b) (i) No Group Company or any of their ERISA Affiliates sponsors, maintains, administers, contributes to, or had in the past six years an obligation to sponsor, maintain, administer, or contribute to, or has any direct or indirect liability (contingent or otherwise), with respect to, any (A) multiemployer plan (as defined in Section 3(37) of ERISA); (B) defined benefit plan (as defined in Section 3(35) of ERISA); (C) multiple employer plan (as described in Section 413(c) of the Code); (D) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (E) any plan that is required to be registered under the Pension Benefits Standards Act, 1985 (Canada) or analogous applicable provincial pension benefits standards legislation; (ii) no Non-U.S. Company Plan is a (a) “registered pension plan”; “retirement compensation arrangement” or “employee life and health trust”, as such terms are defined in subsection 248(1) of the ITA; (b) a “health and welfare trust”, as such term is defined in the Canada Revenue Agency Income Tax Folio S2-F1-C1; (c) a “deferred profit sharing plan”, as such term is defined in subsection 147(1) of the ITA; or (d) an “employees profit sharing plan”, as such term is defined in subsection 144(1) of the ITA; (iii) no Company Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the ITA; and (iv) no event has occurred that is reasonably likely to result in any Group Company or any of their respective ERISA Affiliates incurring liability under Title IV of ERISA.

(c) No Group Company has any obligation under any Company Plan to provide medical or disability benefits to retired or terminated employees or independent contractors (or their respective dependents or beneficiaries) except for (i) continued health benefit coverage pursuant to Section 4980B of the Code for which the covered individual is responsible for paying the full premium or as required under applicable state Law; and (ii) such benefits which are (A) required under applicable Canadian Laws to be provided in respect of any period of notice of termination of employment or (B) provided in respect of claims incurred prior to termination of employment or service, or retirement.

(d) The Company Plans have been established, funded, maintained and administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code and other applicable Laws. No actions, suits or claims (other than routine claims for benefits) are pending or, to the Company’s Knowledge, threatened with respect to any Company Plan which would reasonably be expected to subject a Group Company to any material liability.

(e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS that such plan is qualified under Section 401(a) of the Code or is the subject of an opinion or notification letter issued to the sponsor of an IRS approved M&P or volume submitter plan document, the Group Companies can rely upon such determination, opinion, or notification letter. Each of the Company Plans, which purports to qualify as a particular type of plan under the ITA or which has or purports to have tax-favored treatment, meets in all material respects the requirements in effect under the ITA for such qualification or treatment and has complied in all material respects with the provisions of the ITA and the administrative practices of the Canada Revenue Agency applicable to that type of plan or treatment. To the Company’s Knowledge, no event has occurred respecting any Company Plan which would reasonably be expected to adversely affect, as applicable, the tax-favored status of the Company Plan or its qualification as a particular type of plan under the ITA. Since the Lookback Date, none of the Company Plans has been subject to any pending, or to the Company’s Knowledge, threatened audit or examination by the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority.

(f) All contributions, premiums and payments that are due have, in all material respects, been made for each Company Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are, in all material respects, properly accrued to the extent required to be accrued under applicable accounting principles.

(g) Each Company Plan (or compensation amount thereunder) that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance in all material respects with Section 409A of the Code and the regulations thereunder. The Group Companies do not have any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person pursuant to Section 409A or Section 4999 of the Code.

(h) Neither the execution nor delivery of this Agreement nor the consummation of the Transactions (in each case, whether alone or in combination with any other event) will (i) entitle any current or former Service Provider of a Group Company to any compensatory payment or benefit, including any bonus, retention or severance payment; (ii) accelerate the time of, or otherwise result in any, payment, funding or vesting other than the vesting of outstanding Options as contemplated herein, or trigger any material obligation under any Company Plan; (iii) limit or restrict the right of a Group Company or, after the Closing, Purchaser or any of its Affiliates, to merge, amend, or terminate any Company Plan; or (iv) result in the forgiveness of any loan or indebtedness; or (v) result in any “parachute payment” (within the meaning of Section 280G of the Code) or result in any excise Tax under Section 4999 of the Code.

(i) Each Non-U.S. Company Plan has been maintained in material compliance with its terms and applicable Law and, if required, to any extent, to be funded, book reserved or secured by an insurance policy, is, in all material respects, fully funded, book reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 4.15. Insurance.

(a) Section 4.15(a) of the Disclosure Schedule sets for a true, correct and complete list of each insurance policy and fidelity and surety bond (including commercial general liability policies, pollution legal liability policies and workers’ compensation policies that apply to current or former employees of the Company and its Subsidiaries or the Affiliated Practice but excluding insurance policies, programs or agreements relating to Company Plans), maintained by or otherwise covering a Group Company, the Affiliated Practice, or relating to the assets, business, operations, employees, officers or directors of any Group Company or the Affiliated Practice (the “Insurance Policies”). True, correct and complete copies of the Insurance Policies have been made available to the Purchaser. All the Insurance Policies are legal, valid and binding obligation of the Company, the Affiliated Practice or the other Group Company party thereto and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with their terms, subject only to the Bankruptcy and Equity Exception and are in full force and effect. No written notice of cancellation, non-renewal, material increase in premiums, default or termination has been received by any Group Company or the Affiliated Practice with respect to any Insurance Policy. All premiums and other payments due and payable under the Insurance Policies have been timely paid in full and no Group Company or the Affiliated Practice is in default, violation, or noncompliance with respect to its obligations under any Insurance Policy. Except as set forth on Section 4.15(a) of the Disclosure Schedule, there is no claim pending under any Insurance Policy (a) that has been denied, questioned, or disputed in writing by an insurer or disputed in writing by any insurer or (b) as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. The Insurance Policies are of the type, and provide coverage as is, reasonable and appropriate considering the business of the Group Companies and the Affiliated Practice (including compliance with the Contracts to which they are bound).

(b) The Group Companies and the Affiliated Practice are in compliance in all material respects with all requirements to purchase, carry or maintain insurance under applicable Laws and any applicable Material Contracts, and no written notice has been received by the Seller, the Affiliated Practice, or the Group Companies that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any Insurance Policy. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of any Insurance Policy, except for terminations or non-renewals occurring solely as a result of the expiration of the term of any such Insurance Policy in accordance with the terms thereof.

Section 4.16. Compliance With Laws; Permits.

(a) Except as set forth on Section 4.16(a) of the Disclosure Schedule, each Group Company and Affiliated Practice is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws. No investigation by any Governmental Authority with respect to a Group Company or Affiliated Practice is pending or, to the Knowledge of the Company, threatened in writing. Since the Lookback Date, no written or, to the Knowledge of the Company, oral notices have been received by any Group Company or Affiliated Practice alleging a material violation of any such Laws. There is no Order pursuant to which any of the Group Companies or the Affiliated Practice have any material ongoing obligations or liabilities (including any obligations to take, or refrain from taking, any actions with respect to the conduct of the business of the Group Companies or the Affiliated Practice).

(b) Except as set forth on Section 4.16(b) of the Disclosure Schedule, each Group Company and Affiliated Practice holds and is, and since the Lookback Date has been, in compliance in all material respects with all Permits which are necessary for the lawful conduct of the Group Companies’ and Affiliated Practice businesses as currently conducted, and the lawful ownership of properties and assets or the operation of their businesses as conducted on the date hereof, except where the absence, or the suspension or cancellation, thereof would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies and Affiliated Practice, taken as a whole. Except as set forth on Section 4.16(b) of the Disclosure Schedule, since the Lookback Date, no Group Company or Affiliated Practice has received written or, to the Company’s Knowledge, oral notice of failure to hold, a material breach or violation of or alleged material default or noncompliance under any such Permits or of any Proceedings pending or, to the Knowledge of the Company, threatened relating to the suspension, revocation or modification of any such Permits. All Permits held by any member of the Group Companies and the Affiliated Practice are valid and in full force and effect (and the appropriate Group Company or the Affiliated Practice has accurately filed all reports and timely paid all fees, assessments, and contributions required by such Permits and applicable Laws), except as would not be material to the Group Companies, taken as a whole. Each Group Company and the Affiliated Practice is, and has been since the Lookback Date, in compliance with, and has fulfilled and performed all of its obligations with respect to the Permits held by it, except as would not be material to the Group Companies, taken as a whole. None of the Permits held by any member of the Group Companies or the Affiliated Practice has been terminated, impaired or have been terminable, in whole or in part, due to the actions or inactions of the Group Companies or the Affiliated Practice (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof), except as would not be material to the Group Companies, taken as a whole. No material Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon permits of the same type, and (ii) any pending regulatory Proceeding before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.

(c) Since the Lookback Date, the Group Companies and the Affiliated Practice have not performed professional engineering services or other professional services in any jurisdiction where not duly licensed or authorized to do so. Each Permit of the Group Companies and of the Affiliated Practice is renewable for no more than a nominal fee and, to the Company’s Knowledge, there is no reason why any Permit would not be renewed.

(d) The Group Companies have verified the valid licensure and/or certification of every current employee of the Group Companies or the Affiliated Practice who, based upon the employee’s professional status, is required by Law or Governmental Authority to maintain such license and/or certification in good standing to perform the duties required of the employee’s position. No Proceedings, inquiries, investigations, or administrative actions are currently pending or threatened by any Governmental Authority relating to the licensure and/or certification of any employee, shareholder, officer, director, member or manager of the Group Companies or the Affiliated Practice.

Section 4.17. Environmental Matters.

(a) Except as set forth on Section 4.17 of the Disclosure Schedule:

(i) Each Group Company is, and since the Lookback Date, has been, in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

(ii) Without limiting the generality of the foregoing, each Group Company holds and is in compliance with all Permits that are required pursuant to Environmental Laws for the operation of its business except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

(iii) Except for matters that have been resolved, no Group Company has received any written notice, and no Group Company is party to any Proceeding or Order, in any case alleging any material violation of Environmental Laws by a Group Company, or any material liability of a Group Company under Environmental Laws.

(iv) There has been no Release of any Hazardous Material at, under or migrating to or from (i) any Leased Real Property or any other property or facility now or previously owned, leased or operated by, or (ii) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of any Group Company (or any of their respective predecessors) in a manner that has resulted in or reasonably could be expected to result in liability under or noncompliance with Environmental Laws that would have a Company Material Adverse Effect.

(b) The Company has provided to the Purchaser all material environmental assessments (including Phase I and Phase II environmental site assessments), compliance audits, and reports in their possession or reasonable control relating to any Group Company (or any of their respective predecessors) or any property or facility now or previously owned, leased or operated by any of the foregoing.

Section 4.18. Anti-Corruption, Export Controls, Sanctions.

(a) Each Group Company and the Affiliated Practice is, and in the past five years has been, in material compliance with applicable Anti-Corruption Laws, Export and Import Control Laws, and Sanctions Laws.

(b) No Group Company, nor the Seller or the Affiliated Practice or any of their respective Affiliates as it relates to the business of the Group Companies and the Affiliated Practice, nor any of its or their respective officers, directors, or, to the Knowledge of the Company, employees or agents, have directly or knowingly indirectly paid, offered, authorized, or promised to pay, or gift or promise to give or authorized such a promise or gift, any money or any other items of value to (i) any Governmental Authority or any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) in order to (A) improperly influence any act or decision of the Governmental

Authority or foreign official, or (B) induce the Governmental Authority or foreign official to use their influence to affect any act or decision of a Governmental Authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (i) and (ii) above, in violation of any applicable Law and in order to assist such Group Company, Seller, the Affiliated Practice or any of their Affiliates to obtain or retain business for, or direct business to, the Group Companies.

(c) No Group Company, or the Seller, the Affiliated Practice or any of their other respective Affiliates as it relates to the business of the Group Companies or the Affiliated Practice, nor any of their respective officers, directors or, to the Knowledge of the Company, employees (acting in their capacity as such) (i) is or has been a Sanctioned Person, or (ii) has engaged in, or are now engaged in, directly or knowingly indirectly, in any transaction or business dealing with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was a Sanctioned Person or Sanctioned Country, in violation of Sanctions Laws.

(d) No Group Company, nor the Seller, the Affiliated Practice, or any of their respective officers, directors, employees, consultants or other Representatives (acting in their capacity as such) is, or has been, the subject of any actual or, to the knowledge of the Group Companies, threatened Proceeding or, to the knowledge of the Group Companies, investigation or other inquiry, by a Governmental Authority in connection with compliance with applicable Anti-Corruption Laws, Export Control and Import Laws, and Sanctions Laws.

(e) Each Group Company, the Affiliated Practice, and the Seller is in material compliance with, and has not violated, the USA PATRIOT Act of 2001, as amended through the Closing, to the extent applicable to such Person and all other applicable Law related to anti-money laundering.

Section 4.19. Affiliate Transactions.

(a) Except as set forth on Section 4.19(a) of the Disclosure Schedule, neither the Seller nor any Related Party of the Seller, any Group Company, or the Affiliated Practice: (1) is a party to any Contract or transaction currently in effect with any Group Company or the Affiliated Practice (other than employment agreements entered into in the ordinary course of business or any Company Plan), (2) provides any material loans, assets, services (other than employment services in the ordinary course of business) or facilities to or from, as applicable, any Group Company or the Affiliated Practice, (3) provides any material services to, or (except for any amounts that will be paid in full at or prior to the Closing) is owed any material amount of money by or owes any material amount of money to, any Group Company or the Affiliated Practice (other than, in each case, compensation for services performed by a Person as a Service Provider of a Group Company or the Affiliated Practice and amounts reimbursable for routine travel and other business expenses in the ordinary course of business), or (4) has any right, title or interest in, to or under any material asset or property, real or personal or mixed, tangible or intangible, used in the business of the Group Companies or the Affiliated Practice (the Contracts and transactions set forth in or required to be set forth in Section 4.19(a) of the Disclosure Schedule, the “Affiliate Transactions”); provided that with respect to a Person that is an institutional investor and constitutes a Related Party of Seller solely by virtue of being an equityholder, member or stockholder, but not the controlling equityholder, controlling member or controlling stockholder of Seller, the provisions of this Section 4.19(a) shall only apply to such Person, and not to such Person’s Affiliates or Related Parties, unless the Company has Knowledge that any such Affiliate or Related Party is an Affiliate or Related Party of such Person.

(b) Except for this Agreement, the Transaction Documents and the Contracts set forth on Section 4.19(b) of the Disclosure Schedule, as of the Closing (and contingent upon the occurrence of the Closing), all Affiliate Transactions, and all other amounts or other liabilities owing thereunder to the Seller, or any Related Party of the Seller or a Group Company, have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to the Purchaser or its Affiliates (including, after the Closing, the Group Companies) thereunder.

Section 4.20. Brokers and Other Advisors. Except for those Persons set forth on Section 4.20 of the Disclosure Schedule (the “Company Disclosed Financial Advisors”) (a true, accurate and complete copy of whose engagement letter (including any indemnification and other agreements related thereto) has been made available to the Purchaser prior to the date hereof), the fees, commissions and expenses of which will constitute Transaction Expense Amounts, no broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or the Affiliated Practice.

Section 4.21. Customers and Suppliers.

(a) Section 4.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest customers (the “Material Customers”) of the Group Companies and the Affiliated Practice, taken as a whole, as measured by the dollar amount of total sales for each of (i) the twelve (12) month period ended December 31, 2024, and (ii) the nine (9) month period ended September 30, 2025 and the amount of total sales by the Group Companies and the Affiliated Practice to each such Material Customer for such periods. Since the Lookback Date, and except as set forth on Section 4.21(a) of the Disclosure Schedule, no Group Company, the Seller, the Affiliated Practice or any of their respective Affiliates (i) has received written or, to the Company’s Knowledge, non-written notice that any Material Customer intends to terminate, cancel or materially alter the terms of its relationship with any Group Company or the Affiliated Practice (including any material decrease of the rate of, or material adverse change to the payment or price terms with respect to, buying services from the Group Companies), or (ii) has engaged in, or threatened in writing or, to the Knowledge of the Company, orally, any material dispute with any Material Customer.

(b) Section 4.21(b) of the Disclosure Schedule sets forth a true, correct and complete list of the fifteen (15) largest vendors or suppliers of materials, products or services (the “Material Suppliers”) of the Group Companies and the Affiliated Practice, taken as a whole, as measured by the dollar amount purchased by the Group Companies and the Affiliated Practice for each of (i) the twelve (12) month period ended December 31, 2024, and (ii) the nine (9) month period ended September 30, 2025 and the amount purchased by the Group Companies or the Affiliated Practice from each such Material Supplier for such periods. Since the Lookback Date, and except as set forth on Section 4.21(b) of the Disclosure Schedule, no Group Company, the Seller, the Affiliated Practice or any of their respective Affiliates (i) has received written or, to the Company’s Knowledge, non-written notice that any Material Supplier intends to terminate, cancel or materially alter the terms of its relationship with any Group Company or the Affiliated Practice (including any material decrease in the rate of, or material adverse change to the payment or price terms with respect to, supplying services or products to the Group Companies or the Affiliated Practice), or (ii) has engaged in, or threatened in writing or, to the Knowledge of the Company, verbally, any material dispute with any Material Supplier.

Section 4.22. Accounts Receivable. Except as would not be material to the Group Companies, taken as a whole, (a) all accounts, notes receivable and other receivables reflected on the Latest Balance Sheet and all accounts and notes receivable arising from or otherwise relating to the business of the Group Companies as of the Measurement Time are valid, have arisen from bona fide transactions in the ordinary course of business and are not subject to any defense or offset, and (b) there is no pending contest or dispute with respect to the amount or validity of any amount of any such account receivables, other than amounts for which specific and adequate reserves have been recorded in accordance with GAAP.

Section 4.23. Trade Allowances. All discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms, including contra transactions, to which customers or suppliers of the Group Companies or the Affiliated Practice are entitled or customarily receive have been granted by the Group Companies or the Affiliated Practice in the ordinary course of business in each case, except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.24. Working Capital. Since the Lookback Date, the Group Companies and the Affiliated Practice have managed the timing of collection of accounts receivable and of payment of accounts payable and any deferred revenue amounts in the ordinary course of business and in amounts that are consistent with past practice except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.25. Security Arrangements. Section 4.25 of the Disclosure Schedule sets forth an accurate and complete list of (a) all bonds, letters of credit, guarantees, deposits or other forms of credit support posted or provided by the Seller or any Affiliate of the Seller, any Group Company or the Affiliated Practice with respect to or relating to the Group Companies or the Affiliated Practice, and (b) all surety bonds of the Group Companies and the Affiliated Practice.

Section 4.26. Government Contracts.

(a) Since the Lookback Date, the Group Companies and the Affiliated Practice have not materially breached any Government Contract or violated any Law pertaining to any Government Contract nor received notice that any Group Company or the Affiliated Practice (i) has materially breached or violated any applicable Law, certification, representation, clause or provision, (ii) is in material breach of any Government Contract or Government Bid, or (iii) is subject to any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority.

(b) All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Group Company or the Affiliated Practice to a Governmental Authority or any other prime or subcontractor in connection with any Government Contract were current, true, correct and complete in all respects as of its effective date, and the Group Companies and the Affiliated Practice have provided any reasonably necessary updates to such material representations, certifications and statements to the extent required by the terms and conditions of any such Government Contract.

(c) No Group Company or the Affiliated Practice has bid on or been awarded any “small business set aside contract,” any other “set aside contract” or other Government Contract requiring small business or other preferred bidder status.

(d) Since the Lookback Date, none of the Group Companies or the Affiliated Practice, nor any of their respective principals, has been debarred, suspended or excluded from participation in the award or performance of any Government Contract nor has any debarment, suspension or exclusion investigation been threatened or initiated against any Group Company or the Affiliated Practice.

(e) Since the Lookback Date, none of the Group Companies or the Affiliated Practice, nor any of their respective principals, has been, under or subject to any Proceeding, other than audits in the ordinary course, involving or related to such Group Company or the Affiliated Practice or any of their respective principals with respect to an alleged or potential violation of any requirement, regulation or Law pertaining to any Government Contract or Government Bid.

(f) Since the Lookback Date, no Group Company or the Affiliated Practice has conducted or initiated any internal investigation, made a voluntary or been obligated to provide a mandatory disclosure to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(g) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there are no outstanding or unsettled allegations of, fraud, false claims or overpayments nor, to the Company’s Knowledge, any investigations or audits by any Governmental Authority with regard to any of the Group Companies’ or the Affiliated Practice’s Government Contracts.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser, as follows:

Section 5.1. Organization and Standing. The Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority necessary to own, operate, and lease all of its properties and assets, use its legal and other business names, and to carry on its business as it is now being conducted and as currently contemplated to be conducted.

Section 5.2. Power and Authority; Noncontravention.

(a) The Seller has all necessary organizational power and authority to execute and deliver this Agreement and each other Transaction Document to which the Seller is a party and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and the performance by the Seller under this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the Transactions have been duly authorized by all requisite organizational action and no other organizational action on the part of the Seller is necessary to authorize the execution and delivery of or the performance of the foregoing. This Agreement and the other Transaction Documents have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto and thereto, constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Except as set forth in Section 5.2(b) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Seller, nor the consummation by the Seller of the Transactions, do or will (i) contravene, conflict with, violate or breach any provision of the Organizational Documents of Seller, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.2(b) (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.2(b) are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Seller or (iii) conflict with, result in any breach of, or constitute a violation, default, or breach (with or without notice or lapse of time, or both) under, give rise to any right of termination, amendment, acceleration, modification or cancellation of, or require any consent, approval, waiver, authorization or other action by, or notice to or payment to, any Person pursuant to, any Contract to which the Seller is a party, or result in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets of the Seller, other than, in the case of clauses (ii) and (iii), as would not have a Seller Material Adverse Effect.

Section 5.3. Ownership of Purchased Shares. The Seller (i) is the record and beneficial owner of, and has good and marketable title to, the Purchased Shares, free and clear of all Liens (other than Permitted Liens and such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws), and (ii) has the right, authority and power to sell, assign and transfer his or its Purchased Shares to the Purchaser. The Seller shall transfer and deliver to the Purchaser at the Closing valid and marketable title to the Purchased Shares, free and clear of all Liens (other than transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws). The Seller does not own, beneficially or of record, any Equity Securities of any Group Company, other than the Purchased Shares. The Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract or privilege (whether by applicable Law or under any preemptive or contractual right) (other than this Agreement) that would require the Seller to sell, transfer or otherwise dispose of any Purchased Shares or (b) any voting agreement, voting trust, proxy, registration rights agreement or other Contract relating to the voting of any Purchased Shares.

Section 5.4. Governmental Approvals. Except for (a) the consents, approvals and filings set forth in Section 4.2(b) of the Disclosure Schedule, (b) the consents, approvals and filings that may be required solely by reason of the Purchaser’s (as opposed to any third party’s) participation in the Transactions or any facts or circumstances relating to the Purchaser or any of its Affiliates, (c) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act, no notices, authorizations, orders, permits, waivers, consents, approvals or other actions of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Seller or the consummation by the Seller of the Transactions, other than as would not have a Seller Material Adverse Effect.

Section 5.5. Brokers and Other Advisors. Except for those Persons set forth on Section 5.5 of the Disclosure Schedule (the “Seller Disclosed Financial Advisors”), no broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon any arrangement made by or on behalf of the Seller.

Section 5.6. Litigation. There are no Proceedings by or against the Seller pending or, to the Seller’s knowledge, threatened in writing at law or in equity, or before or by any Governmental Authority, which would, if determined adversely to such Seller, have a Seller Material Adverse Effect. The Seller is not subject to any outstanding Law or Order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority which would have a Seller Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to each of the Company and the Seller, as follows:

Section 6.1. Organization, Standing and Organizational Power of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (i) has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets, use its legal and other business names and to carry on its business as it is now being conducted and as currently contemplated to be conducted.

Section 6.2. Power and Authority; Noncontravention.

(a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Purchaser under this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all requisite corporate action by the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery of and performance of the foregoing. This Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Purchaser, nor the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms or provisions hereof, do or will (i) contravene, conflict with, violate or breach any provision of the Organizational Documents of the Purchaser, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 6.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 6.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Purchaser or any of its Subsidiaries or (iii) conflict with, result in any breach of, or constitute a violation, default or breach (with or without notice or lapse of time or both) under, give rise to any right of termination, amendment, acceleration, modification, or cancellation of, require any consent, approval, waiver, authorization or other action by, or notice to or payment to, any Person under, any Contract to which the Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not have a Purchaser Material Adverse Effect.

Section 6.3. Governmental Approvals. Except for (a) the consents, approvals and filings listed on Section 4.2(b) of the Disclosure Schedule, or (b) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no notices, authorizations, orders, permits, waivers, consents, approvals or other actions of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and the consummation by the Purchaser of the Transactions, other than as would not have a Purchaser Material Adverse Effect.

Section 6.4. Brokers and Other Advisors. Except for those Persons disclosed on Section 6.4 of the Disclosure Schedule, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries.

Section 6.5. Funds. On the Closing Date, Purchaser will have sufficient available cash, available lines of credit or other sources of available funds (including proceeds from the Debt Financing) to enable Purchaser to perform all of its obligations under this Agreement and the Transaction Documents, including to deliver the Estimated Closing Purchase Price and the Final Closing Purchase Price to Seller as and when contemplated by this Agreement, pay any fees and expenses of or payable by Purchaser or the Group Companies, and repay or refinance any outstanding indebtedness of Purchaser and/or the Group Companies to the extent required in connection with the Transactions.

Section 6.6. Litigation. There are no Proceedings by or against the Purchaser pending or, to the Purchaser’s knowledge, threatened in writing at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Purchaser, would have a Purchaser Material Adverse Effect. The Purchaser is not subject to any outstanding Law or Order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by Governmental Authority which would have a Purchaser Material Adverse Effect.

Section 6.7. Solvency. As of immediately following the Closing, and after giving effect to all of the Transactions, the Purchaser and each of its Subsidiaries (including the Group Companies) will be Solvent. For purposes of this Section 6.7, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness (including contingent liabilities) as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business in which it is engaged or proposed to be engaged following such date and (d) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or any of their respective Subsidiaries.

Section 6.8. No Foreign Person. Purchaser is not a “foreign person,” as that term is defined in the Defense Production Act of 1950, and all implementing regulations thereof.

Section 6.9. Investment Representation. The Purchaser is acquiring the Purchased Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Purchaser is knowledgeable about the industries in which the Group Companies operate and is informed as to the risks of the Transactions and of ownership of the Purchased Shares for an indefinite period of time. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 6.10. Independent Investigation; Non-Reliance. Notwithstanding anything to the contrary express or implied in this Agreement or the other Transaction Documents, the Purchaser acknowledges, covenants and agrees that: (i) it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions; and (ii) it has conducted, and completed to its satisfaction, such investigations of the Group Companies as it deems necessary and appropriate, and has been provided with all of the information regarding the Group Companies that the Purchaser believes necessary to make an informed investment decision with respect to the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions.

ARTICLE VII

COVENANTS

Section 7.1. Conduct of Business.

(a) Except as expressly contemplated or expressly permitted by this Agreement, as required by applicable Law, or as set forth on Section 7.1(a) of the Disclosure Schedule, during the period from the date of this Agreement until the earlier of (1) the Closing and (2) the termination of this Agreement in accordance with its terms, unless the Purchaser otherwise provides prior written consent (such consent (email being sufficient) not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the other Group Companies to, (A) conduct their respective businesses in all material respects in the ordinary course of business, (B) use their commercially reasonable efforts, in a manner consistent with their ordinary course of business, to maintain in all material respects their present business organization and to maintain in all material respects their present relationships and goodwill with their respective directors, officers, employees, other service providers, customers, suppliers, vendors, and other material business relations, and (C) maintain in effect all material Permits and Insurance Policies of the Group Companies.

(b) Without limiting the generality of the foregoing, except as expressly contemplated or expressly permitted by this Agreement, as required by applicable Law, or as set forth on the applicable subsection of Section 7.1(b) of the Disclosure Schedule, during the period from the date of this Agreement until the earlier of (1) the Closing and (2) the termination of this Agreement in accordance with its terms, unless the Purchaser otherwise provides prior written consent (such consent (email being sufficient) not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause the other Group Companies not to (and the Seller shall cause the Group Companies not to and, in respect of clause (xxii), shall not):

(i) adopt or propose any change to, or amend or otherwise alter, any of the Organizational Documents of any Group Company (whether by merger, consolidation or otherwise);

(ii) split, combine, or reclassify any Equity Securities of any Group Company, or declare, authorize, set aside, make or pay any non-cash dividend or non-cash distribution (or, between the Measurement Time and the Closing, any dividend or distribution in cash or in kind), with respect to the Company Shares or the other Equity Securities of any Group Company, other than dividends or distributions paid by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Securities of any Group Company;

(iii) (A) issue, transfer, deliver, sell, pledge or otherwise dispose of, or authorize to issue, transfer, deliver, sell, pledge or otherwise dispose of, any notes, bonds, debt securities or Equity Securities of the Group Companies or (B) amend any term of any Equity Security of any member of the Group Companies (whether by merger, consolidation or otherwise);

(iv) sell, assign, transfer, lease, sublease, license (or sublicense), or otherwise dispose of, or abandon or allow to lapse, or create, incur, or subject to any Lien (other than Permitted Liens), any of the Group Companies’ assets (other than Intellectual Property), securities, properties, interests or businesses, except (A) sales of inventory or sales or abandonment of obsolete equipment or leases, in each case in the ordinary course of business, and (B) any assets, securities, properties, interests or businesses with a fair market value of less than $1,000,000 individually or $5,000,000 in the aggregate (other than, in the case of this clause (B), any sale, assignment, transfer, lease, sublease, license (or sublicense) or disposition to a Related Party of the Seller, the Affiliated Practice or the Group Companies);

(v) except for non-exclusive licenses granted to customers or contractors in the ordinary course of business or actions taken in the ordinary course of prosecuting any Intellectual Property, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise fail to take any action necessary to maintain any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to the Group Companies;

(vi) except as required by a Company Plan as in effect as of the date hereof or applicable Laws, (A) grant or increase the compensation or benefits paid or payable to any Service Provider (except for any increase in base compensation in connection with annual merit increases of up to 3.5% in the aggregate in the ordinary course of business for Service Providers whose annual base compensation does not exceed $225,000 after giving effect to such increase), (B) grant or increase any equity-based awards, severance (other than in the ordinary course of business consistent with past practice, including with respect to form of payment and requirements for releases or restrictive covenants), retention, change in control, transaction bonus or termination pay to, any current or former Service Provider, (C) establish, adopt, enter into, terminate or materially amend any material Company Plan (except in connection with the annual renewal process for the Company Plans);

(vii) cancel, compromise, waive or release any material debts, rights or claims, including any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider with annualized base compensation in excess of $225,000;

(viii) hire or engage, or terminate (other than terminations for cause) the employment or engagement of, any Service Provider with annualized base compensation in excess of $225,000;

(ix) unless required by Law or Contract that is set forth on Section 7.1(b)(ix) of the Disclosure Schedules, enter into, amend or terminate any collective bargaining agreement or other Contract with a Union;

(x) enter into commitments to make, or make, any capital expenditures or series of capital expenditures that aggregate in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xi) make any loans, capital contributions, or advances to, or investments in, any Person, other than loans or advances (x) made in the ordinary course of business pursuant to the regular payroll practices of the Company or Subsidiaries of the Company, and (y) to the Company or wholly owned Subsidiaries of the Company;

(xii) adopt, implement or make any material change in any method of accounting or accounting policies, except as required by GAAP or applicable Law;

(xiii) (A) file any amendment to a material Tax Return, (B) make, change or revoke any material Tax election other than an election made in accordance with past practice, (C) change any Tax accounting period or adopt or change any material Tax accounting method, (D) obtain any Tax ruling or enter into any closing or similar agreement with respect to material Taxes, (E) settle or compromise any material Tax audit, investigation, claim, proceeding or assessment, (F) surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability, or (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other routine or automatic extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiv) except in the ordinary course of business, delay or postpone the payment of accounts payable, capital expenditures or other obligations or liabilities, accelerate the collection of accounts receivable or otherwise modify its cash management system or practices;

(xv) create, incur, assume, endorse, guarantee, or otherwise become liable in any respect of, or become liable in respect of any guarantee of, any Indebtedness of the type described in clauses (a), (b), (f), (h) or (k) (but, in the case of clause (k), solely to the extent relating to the foregoing clauses) of the definition of Indebtedness, other than (x) borrowings under the Credit Agreement, performance bonds and letters of credit entered into in the ordinary course of business, in each case that will be repaid by the Group Companies on or prior to the Closing, and (y) Indebtedness solely among the Company and/or its wholly-owned Subsidiaries;

(xvi) acquire any assets, businesses, properties (including any real property) or Person, including stock or other Equity Securities of another Person, whether directly or indirectly, by merger or consolidation, share exchange, business combination, purchase of assets or Equity Securities, or by any other manner, in a single transaction or a series of related transactions, other than acquisitions of inventory, equipment, or other assets in the ordinary course of business;

(xvii) enter into, adopt a plan of, or effect, any complete or partial liquidation, dissolution, consolidation, recapitalization, merger, restructuring, or reorganization;

(xviii) commence or institute any Proceeding, or settle, release, waive, discharge or compromise, or agree to settle, release, waive, discharge or compromise, any pending or threatened Proceeding involving (x) potential payments by or to the Group Companies of more than $1,000,000, (y) findings of fact or admission of culpability or criminal or other wrongdoing by a Group Company or (z) equitable relief or material limitations (other than customary confidentiality obligations) on the post-Closing operations or conduct of the business of the Group Companies;

(xix) engage in any new line of business or discontinue any existing line of business;

(xx) materially amend, modify, supplement, waive or release any right under, terminate (other than upon expiration in accordance with its terms) or cancel any Material Contract or enter into any new Contract that would be a Material Contract if entered into prior to the date hereof (other than Material Contracts in the ordinary course of business); provided that, notwithstanding the foregoing, Contracts of the type referred to in clauses (viii), (xiii), (xix), (xvi), (xx) and (xxi) of the definition of “Material Contract” may not be entered into, terminated, canceled or materially amended, modified, supplemented or have rights thereunder waived or released without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned, or delayed);

(xxi) enter into, amend, modify, or supplement any Affiliate Transaction;

(xxii) issue, deliver, sell, amend the terms of, or authorize to issue, deliver, sell, or amend the terms of, any Options;

(xxiii) enter into, amend, modify, or supplement any factoring, securization, promissory note discounting or similar Contract; or

(xxiv) agree, resolve or commit, whether orally or in writing, to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Section 7.1, (i) the Company and its Subsidiaries’ failure to take any action specifically prohibited by Section 7.1(b) will not be a breach of clause (A) of Section 7.1(a). Nothing in this Agreement shall give the Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the provisions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses.

(d) During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall not, and shall cause its Subsidiaries and their respective Affiliates not to consummate any business combination transaction, or enter into any agreement to effect any such transaction, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions beyond the Outside Date.

(e) During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller shall, and shall cause the Group Companies to, use their respective commercially reasonable efforts to, (i) enforce the rights of the Group Companies under Section 1.3 of the Continuity Agreement (as defined in the Disclosure Schedule) upon the occurrence of a Transfer Event (as defined in the Continuity Agreement), (ii) not to authorize, approve or consent (or otherwise waive its rights) in respect of any of the matters contemplated by Section 5(b) of the EN Specialty Services ASA (as defined in the Disclosure Schedule) without

Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (iii) provide prompt written notice to the Purchaser if such Person obtains knowledge of, or otherwise becomes aware of, any material breach or violation by the Affiliated Practice of the provisions of the Continuity Agreement or the EN Specialty Services ASA (in each case as defined in the Disclosure Schedule), and (iv) in the event of any such breach of violation contemplated by clause (iii) of this Section 7.1(e), reasonably cooperate with the Purchaser and its Affiliates (and consider in good faith any reasonable views of the Purchaser and its Affiliates) to enforce the Group Companies’ rights under the Continuity Agreement or the EN Specialty Services ASA (in each case as defined in the Disclosure Schedule).

Section 7.2. Exclusivity. From and after the date hereof and until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company and the Seller agrees that it shall not, and shall direct their respective Affiliates and its and their Representatives not to, directly or indirectly: (a) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or (c) enter into any Contract with respect to any Acquisition Proposal. The Company and the Seller shall, and shall direct their respective Affiliates and its and their Representatives to, immediately (a) cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Purchaser) conducted heretofore with respect to any Acquisition Proposal and (b) terminate access of such Persons (other than the Purchaser) to any data room opened in connection with such Acquisition Proposal, the Transactions or any alternatives to the Transactions. If the Seller or any Group Company receives an Acquisition Proposal from a third party, the Seller and the Company shall promptly notify the Purchaser of such Acquisition Proposal, which notice shall include the headline purchase price of such offer and the identity of the Person making such offer.

Section 7.3. Reasonable Best Efforts.

(a) From and after the date hereof and prior to the earlier of the Closing and the Outside Date, and subject to the other provisions of this Agreement, subject to the terms and conditions of this Section 7.3, each Party shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions, including preparing and filing all documentation to effect all notices, reports, and other filings and to obtain all consents, approvals, registrations, authorizations, waivers, Permits, and Orders necessary to be obtained from any third Party (including any Governmental Authority) in order to consummate the Transactions; provided, that in no event shall (i) the Company or any of its Affiliates be required to (and without the consent of the Purchaser, no Group Company shall) pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such consent, approval, registration, authorization, waiver, Permit, or Order, and (ii) Purchaser or any of its Affiliates be required to agree to any obligations or accommodations (financial or otherwise), except to the extent expressly specified in Section 7.3(d).

(b) In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Section 7.3: (i) the Purchaser and the Company agree to (A) make, or cause to be made, appropriate filings pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions as soon as reasonably practicable after the date hereof (and, with respect to filings pursuant to the HSR Act, in any event within 20 Business Days after the date hereof unless the Purchaser and the Seller otherwise agree in writing to a different date), (B) supply as soon as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law, and (C) take, or cause to be taken, all other actions consistent with this Section 7.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law (including any extensions thereof) as soon as reasonably practicable, and (ii) each Party agrees to (A) supply as soon as reasonably practicable any additional information and documentary material that may be required or requested by any Governmental Authority under any Antitrust Law in connection with the Transactions, and (B) take or cause to be taken all other actions consistent with this Section 7.3 as reasonably necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority under any Antitrust Law in connection with the Transactions as soon as reasonably practicable. The Purchaser shall be responsible for all filing fees under the HSR Act and other Antitrust Laws and any other Laws applicable to the Purchaser. The Parties shall cause the filings under the HSR Act to be considered for grant of “early termination,” and shall request the equivalent treatment under any other Antitrust Laws.

(c) Each Party shall, subject to the terms and conditions of this Section 7.3 and to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the material contents of) any material communication to such Person from a Governmental Authority with respect to matters relating to Antitrust Law in connection with the Transactions and permit the others to review and discuss in advance (and to consider in good faith any reasonable comments timely made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) use reasonable best efforts to keep the other Parties reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry under any Antitrust Law concerning the Transactions, and (iii) not independently participate in any substantive meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, (A) each of the Purchaser and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall be provided only to outside counsel of the other Party and not shared with employees, officers, managers or directors or their equivalents of the other Party without prior written approval of the Party providing the non-public information, and (B) materials may be redacted by the Parties as necessary (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with bona fide contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) In furtherance and not in limitation of the foregoing, but subject to the terms and conditions of this Section 7.3, the Purchaser agrees to use reasonable best efforts to take, and to cause its Affiliates to take, as soon as reasonably possible, and in any event before the Outside Date, any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority so as to enable the Parties to close the Transactions as soon as reasonably practicable, and in any event before the Outside Date, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Purchaser, the Purchaser’s Subsidiaries or Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or Company or their respective Subsidiaries, and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or Company or their respective Subsidiaries (each, a “Remedial Action”); provided, however, that (x) any Remedial Action may, at the discretion of the Company, be conditioned upon consummation of the Transactions, and (y) notwithstanding anything in this Agreement to the contrary, the Purchaser and its Affiliates shall not be required to propose, negotiate, commit to, proffer, agree to, effect or take or cause to be done any Remedial Action that would, or would reasonably be expected to, individually or in the aggregate, be material and adverse to the Purchaser and its Affiliates (including the Group Companies), taken as a whole (in each case, with materiality determined by reference to a business the size of the Group Companies, taken as a whole, regardless of whether such actions are imposed on, or affect the Purchaser, the Company or any of their respective Subsidiaries) (any Remedial Action having such results, a “Burdensome Condition”). For the avoidance of doubt and notwithstanding the foregoing, at the written request of the Purchaser, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing. The Seller shall not, and shall cause the Group Companies not to, agree or commit to any Remedy Action without the written consent of the Purchaser, and Seller and the Group Companies shall only be permitted to propose, negotiate, commit to or effect any Remedy Action with the prior written consent of the Purchaser.

(e) In furtherance and not in limitation of the foregoing, but subject to the terms and conditions of this Section 7.3, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened, or is foreseeable challenging any of the Transactions under Antitrust Laws and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, the Purchaser shall use reasonable best efforts to take any and all action, including a Remedial Action (subject to the provisions of Section 7.3(d)), to avoid or resolve any such litigation, action or proceeding and each of the Parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than the Outside Date.

(f) For purposes of Section 7.3(a) of this Agreement, the “reasonable best efforts” of the Company and/or the Seller will not require the Seller, the Group Companies or any of their respective Affiliates to commence any Proceeding, to waive or surrender any right, to modify any Contract (including any Contract set forth on Section 4.10(a) of the Disclosure Schedule), or to offer or grant any accommodation or concession (financial or otherwise) to any third party, in each case, unless conditioned upon the consummation of the Transactions (and the Seller shall cause the Group Companies not to agree or commit to any such actions without the written consent of the Purchaser, and the Seller shall cause the Group Companies to undertake such actions as requested by the Purchaser if the effectiveness of such action is conditioned upon the occurrence of the Closing).

(g) Notwithstanding anything to the contrary contained herein, the Purchaser shall control the determination over the strategy and course of action with respect to all communications, written and oral, and strategy associated with or relating to any process under the HSR Act, any Antitrust Laws, any other Laws or with respect to the filings relating to the Transactions. In furtherance of the foregoing, the Purchaser may withdraw its filing pursuant to the HSR Act in the event that counsel to the Purchaser recommends, after considering the good faith views expressed by the Company, that such action be taken to avoid a “second request” for additional information and documentary material under the HSR Act or the initiation of any Proceeding by or before any Governmental Authority under the HSR Act in connection with the Transactions, in which event the Purchaser shall refile its filing pursuant to the HSR Act as soon as reasonably practicable after such withdrawal. Subject to the foregoing, the Purchaser will consider in good faith the Seller’s reasonable comments on advocacy, strategy, submissions and filings relating to the Transactions and in connection with any process under the HSR Act.

Section 7.4. Financing Assistance.

(a) From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company agrees to use commercially reasonable efforts to provide, and shall cause its Subsidiaries and its and their officers, directors and employees to use commercially reasonable efforts to provide, in each case at Purchaser’s sole expense, such cooperation reasonably requested by Purchaser in connection with arranging and obtaining any bridge or permanent debt financing proposed to be obtained by the Purchaser in connection with the transactions contemplated hereby (the “Debt Financing”), if any (provided, that such requested cooperation is consistent with applicable Laws and does not unreasonably interfere with the operation of any Group Companies), including, (a) furnishing Purchaser and its Debt Financing Sources with financial and other pertinent information regarding the Company as may be reasonably requested by Purchaser’s Debt Financing Sources for the completion of the Debt Financing (which may include participation by management of the Company in due diligence conference calls), (b) reasonably cooperating with Purchaser in the preparation of the definitive agreements with respect to the Debt Financing, including any schedules thereto and certificates delivered in connection therewith, (c) providing all documentation and other information about the Company and its Subsidiaries, at least three (3) Business Days prior to the Closing Date, as is reasonably requested in writing by Purchaser at least ten (10) Business Days prior to the Closing Date which is required under to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), and (d) if required by the terms of the Debt Financing, using commercially reasonable efforts to facilitate the pledging of collateral (including the delivery of original share certificates, together with any share powers executed in blank, with respect to the Group Companies (if certificated)). Notwithstanding anything in this Agreement to the contrary, (a) no Group Company shall be required, under the provisions of this Section 7.4 or otherwise in connection with the Debt Financing, to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Debt Financing prior to the Closing that is not advanced by Purchaser or to incur any expense unless such expense is reimbursed by Purchaser on the earlier of the Closing or the termination of this Agreement in accordance with Article IX, (b) no Group Company or its directors, managers, officers or employees shall be required to (i) execute or enter into, perform or authorize any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date or (ii) waive or amend any terms of this Agreement of any other contract to which any Group Company is a party, (c) no director, manager, officer or employee of any Group Company shall be required to deliver any certificate or take any other action pursuant to this Section 7.4 to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (d) no Group Company shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Laws, any organizational documents of any Group Company, any contract or obligations of confidentiality (not created in contemplation hereof) binding on any Group Company, (e) no Group Company shall be required to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (f) no Group Company shall be required to make any representation, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, (g) no Group Company shall be required to (I) prepare any financial statements or deliver any financial information which, unless otherwise specifically required hereunder, is not prepared in the ordinary course of business or (II) prepare pro forma financial statements or financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments to be incorporated into any pro forma financial information, (h) no Group Company shall be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing other than customary authorization letters, and (i) no Group Company shall be required to (I) provide access to or disclose (x) opinions of internal or external counsel or (y) information that the Company determines would jeopardize any attorney-client privilege or other similar privilege of the Company or any of its Subsidiaries or (II) change any fiscal period. Promptly upon request by the Company, Purchaser will reimburse the Company for any costs and expenses (including reasonable attorneys’ fees) incurred by the Group Companies or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries, and their Representatives contemplated by this Section 7.4. Purchaser shall indemnify, defend, and hold harmless the Group Companies and their respective Representatives from and against any and all losses, damages, awards, fines, penalties, expenses, fees, costs and amounts paid in settlement in accordance with this Agreement (including reasonable fees and expenses of counsel) suffered or incurred by them in connection with (A) any action taken by them at the request of Purchaser pursuant to this Section 7.4 or in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith, and the foregoing obligations shall survive termination of this Agreement except (i) with respect to any information prepared or provided by or on behalf of the Group Companies or any of their respective Representatives or Affiliates or (ii) to the extent such losses, damages, claims, costs or expenses arise from the breach of this Agreement by the Group Companies or result from the gross negligence, bad faith or willful misconduct of the Group Companies or their respective Representatives or Affiliates, and the foregoing obligations shall survive termination of this Agreement. In addition, no action, liability or obligation of the Company, any of its Subsidiaries, or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any Debt Financing will be effective until the Closing Date. All material, non-public information regarding the Group Companies provided to Purchaser or any of its Representatives pursuant to this Section 7.4 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential investors, lenders, other debt financing sources or rating agencies as required in connection with the Debt Financing subject to customary confidentiality protections. In addition to the foregoing, the Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that does not harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill. Notwithstanding anything to the contrary, the Company shall be deemed to have complied with this Section 7.4 for all purposes of this Agreement unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of their obligations under this Section 7.4.

(b) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.4 represent the sole obligation of the Company, its Subsidiaries and Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, Purchaser acknowledges and agrees that obtaining any Debt Financing is not a condition to the Closing.

Section 7.5. Announcements; Confidentiality.

(a) Purchaser (or an Affiliate thereof) shall issue an initial press release announcing this Agreement and the Transactions, which press release shall describe this Agreement and the Transactions in a manner approved by the Seller (not to be unreasonably withheld, conditioned or delayed). Any Form 8-K filed by the Purchaser or any of its Affiliates announcing the entry into this Agreement or the Transactions, or the Closing, shall be in the form approved by the Seller (such approval not to be unreasonably withheld, conditioned or delayed), and the Purchaser shall allow the Seller reasonable time to comment on such Form 8-K in advance of filing. The Seller, the Company and their respective Affiliates shall not issue any public announcements, reports, statements or press releases regarding the Transactions or the entry into this Agreement or the other Transaction Documents without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed); provided that such Persons may issue a press release or make a public announcement to the extent (i) necessary for such Person to comply with applicable securities Laws, and, to the extent reasonably practicable, such Person shall provide a copy of any such release or announcement to the Purchaser in advance of its release and shall afford the Purchaser a reasonable opportunity to review and comment on such press release or public announcement or (ii) such press release or announcement does not contain any material information relating to the subject matter of the Transactions beyond the scope of the information contained in the Purchaser’s initial press release. Notwithstanding the foregoing, any Affiliate of the Seller which is an investment fund or pooled investment vehicle, and any Affiliate of such Person, may make customary disclosures of the subject matter of this Agreement and the financial return and other financial performance or statistical information regarding its investment in the Company in connection with any bona fide fundraising, marketing, or informational or reporting activities, including customary disclosures to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Persons (provided that any such limited partners, investors and other Persons are subject to customary obligations of confidentiality that would cover such information). Notwithstanding anything under the Confidentiality Agreement or this Agreement to the contrary, following the announcement of the Transactions, Purchaser and its Affiliates shall not be restricted from making any public announcement or statement regarding the Transactions, including in response to questions from investors, analysts or shareholders.

(b) From and after the date hereof, the Seller shall not disclose or use, and shall direct its Related Parties and its and their respective Representatives that have directly or indirectly received Confidential Information not to directly or indirectly disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case the Seller shall use commercially reasonable efforts to (x) consult with the Purchaser prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances and (y) cooperate in connection with the Purchaser’s efforts to obtain a protective order or confidential treatment at the Purchaser’s expense), all documents and information concerning the negotiation and execution of the Agreement and the other Transaction Documents or the Group Companies, the Purchaser or any of their respective Affiliates (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible) (collectively, the “Confidential Information”), except to the extent that such Confidential Information that can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, any of the Seller or any of its Affiliates or any of their respective Representatives (acting on their behalf), or (ii) later lawfully acquired by the Seller on a non-confidential basis from sources other than the Group Companies, the Purchaser or any of their respective Affiliates or Representatives and who are not known to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (x) to his, her or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of the Agreement, the other Transaction Documents or the Transactions, (y) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Agreement, the Transaction Documents or the Transactions and (z) in connection with any bona fide fundraising, marketing, or informational or reporting activities, including customary disclosures to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Person (provided that any such limited partners, investors and other Persons are subject to customary obligations of confidentiality that would cover such information).

Section 7.6. Access to Information; Contact with Employees, Customers and Suppliers.

(a) From the date hereof until the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, (i) afford to the Purchaser and its Affiliates and their respective Representatives reasonable access, during normal business hours and on reasonable advance notice, to the Group Companies’ offices, properties, employees, books, Contracts and records, (ii) furnish promptly to the Purchaser and its Affiliates and their respective Representatives such information (including financial, operating and human resources data) concerning the Group Companies’ respective business as the Purchaser may reasonably request, and (iii) instruct the Representatives of the Group Companies and the Seller to cooperate with the Purchaser and its Affiliates and their respective Representatives in their investigation of the Group Companies; provided, that all requests for access shall be coordinated in advance through               (the “Designated Contact”); provided, further, that the Group Companies shall not be obligated to provide such access or information if the legal counsel of the Company determines, in its reasonable judgment and acting in good faith, that doing so would violate applicable Law or a Contract or bona fide obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege or expose such Party to risk of liability for disclosure of sensitive or personal information; provided, further, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. Notwithstanding the foregoing, if any access or information is withheld pursuant to the foregoing provisos, the Company shall promptly notify the Purchaser in writing of the nature of the information being withheld and take any actions as may reasonably be requested by the Purchaser to implement commercially reasonable alternate arrangements in order to allow the Purchaser and its Affiliates and their respective Representatives such access or information to the extent reasonably practicable under the circumstances.

(b) Until the Closing, the information provided by the Company and its Subsidiaries under Section 7.6(a) shall be subject to the terms of the Confidentiality Agreement.

Section 7.7. Access to Books and Records.

(a) For a period of seven (7) years after the Closing Date or such other period (if longer) required by Law or any Governmental Authority, the Company shall, and shall cause the Group Companies to, preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records (including any documents relating to any governmental or non-governmental Proceedings) of the Group Companies relating to the conduct of the business and operations of the Group Companies prior to the Closing Date; provided that any retention of Tax books and records shall be governed by Section 10.4.

(b) For a period of seven (7) years after the Closing Date, the Purchaser and the Company shall, and shall cause the other Group Companies to, afford promptly to the Seller and its Affiliates and their respective Representatives reasonable access during normal business hours to the offices, facilities, books, records (other than Tax records, which shall be governed by Section 10.4), officers and employees of the Group Companies to the extent and for any purpose reasonably requested by the Seller in connection with (A) any Tax audit or demand or other action, in each case by a Governmental Authority with respect to such the Seller’s ownership of Company Shares prior to the Closing, or the preparation, audit or filing of any Tax Returns or other Tax matters of the Seller or any of its Affiliates, (B) compliance with applicable Law, accounting or regulatory requirements, (C) the prosecution, defense or settlement of a claim or Proceeding made by or against a third Person (other than the Purchaser or its Affiliates), (D) insurance claims, (E) the preparation, audit or filing of any financial statements of the Seller or any of its Affiliates and (F) similar bona fide matters; provided, however, that nothing herein shall require the Purchaser, the Group Companies or any of their respective Affiliates or Representatives to provide access or to disclose any information (i) primarily for a purpose related to a dispute or potential dispute with the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies), (ii) if such access or disclosure would be in violation of Law or the provisions of any Contract or confidentiality obligation to which a Group Company is a party and not entered into for the purpose of limiting the rights under this Section 7.7(b) or (iii) that is, based on the advice of counsel, subject to attorney-client work product or other privilege (provided that the Company shall, or shall cause the Group Companies to, use commercially reasonable efforts to provide the Seller with reasonable substitute disclosure arrangements in such circumstances if permitted).

Section 7.8. Indemnification and Insurance; Releases.

(a) For a period of six (6) years from and after the Closing, the Purchaser shall cause the Group Companies to (i) indemnify, defend and hold harmless each current and former manager, director (or equivalent) or officer of the Group Companies and each Person who served as a manager, director (or equivalent) or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of any Group Company (each, an “Indemnitee” and, collectively, the “Indemnitees”), against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with any Group Company, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions to the extent occurring or alleged to have occurred before or at the Closing), to the fullest extent that the applicable Group Company, would have been permitted to do so under applicable Law and its Organizational Documents, and (ii) assume all obligations of the Group Companies, as applicable, to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Organizational Documents of the Group Companies as in effect on the date hereof and as provided to the Purchaser on or prior to the date hereof, and (B) any indemnification agreements with an Indemnitee that are listed on Section 7.8 of the Disclosure Schedule and that have been provided to the Purchaser on or prior to the date hereof, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law.

(b) Prior to the Closing, the Purchaser shall obtain (in consultation with the Company), and after the Closing, the Purchaser shall, or shall cause the Company to, maintain in effect a prepaid “tail” insurance coverage (“Tail Coverage”), in form and substance reasonably acceptable to the Purchaser, for a period of six (6) years from the Closing with an insurer with the same or better credit rating as the current carrier the Company has as of the date hereof with respect to the policies of directors’ (or managers’) and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof (the “Existing D&O Policy”) to cover acts and omissions arising on or before the Closing. Such Tail Coverage shall be on terms with respect to coverage and in amounts no less favorable than those of the Existing D&O Policy and shall be for the benefit of those Persons covered by the Existing D&O Policy. All costs and expenses of the Tail Coverage shall be paid by the Purchaser, and no amount of such costs and expenses of the Tail Coverage shall be included in the calculation of Transaction Expenses Amount or as a liability for purposes of calculating the Net Working Capital Amount; provided, that the Purchaser shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the current annual premium paid by the Group Companies in respect of the existing insurance coverage of the Group Companies as of the date hereof, but in such case shall purchase the maximum amount of coverage that can be obtained for 300% of the current annual premium paid by the Group

Companies in respect of the Existing D&O Policy. Prior to the Closing, the Purchaser shall obtain (in consultation with the Company), and after the Closing, the Purchaser shall, or shall cause the Company to, maintain in effect, a prepaid “tail” insurance coverage, in form and substance reasonably acceptable to the Purchaser, with an insurer with the same or better credit rating as the current carrier the Company has as of the date hereof, with respect to the policy of employment practices liability insurance in effect as of the date hereof.

(c) It is the intent of the Parties that with respect to all obligations with respect to indemnification and advancement of expenses under this Section 7.8(a) that the Company and each of its Subsidiaries, as applicable, shall be the indemnitor of first resort and accordingly shall be the primary source of advancement, reimbursement and indemnification relative to any Person that was a direct or indirect holder of Company Shares or other Equity Securities of the Company or its Subsidiaries at or prior to the Closing (or any Person that is or was an Affiliate of such holder, other than the Company and its Subsidiaries). Neither the Purchaser, the Company nor any of its Subsidiaries shall have any right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 7.8(a) from any such Person that was a direct or indirect holder of Company Shares or other Equity Securities of any Company or its Subsidiaries at or prior to the Closing (or any Person that is or was an Affiliate of such holder, other than the Company and its Subsidiaries).

(d) The provisions of this Section 7.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and the Seller (solely on behalf of the Indemnitees), his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of the Purchaser and the Company under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.8 applies unless the affected Indemnitee or the Seller (on behalf of such affected Indemnitee) shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees, the Seller or Representatives to whom this Section 7.8 applies shall be third party beneficiaries of this Section 7.8).

(e) In the event that the Purchaser, the Company or any of their respective successors or assigns, during the six (6) year period following the Closing Date, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as the case may be, shall assume all of the obligations thereof set forth in this Section 7.8.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members’, managers’, directors’ and officers’ insurance claims under any Insurance Policy that is or has been in existence with respect to any Group Company or any of their respective managers, directors or officers.

Section 7.9. Release.

(a) Effective upon the Closing, each of the Company and the Purchaser, for itself and on behalf of each of its Affiliates and Related Parties and their respective successors and assigns, hereby releases and forever discharges the Seller and its direct or indirect equityholders, controlling Persons, controlling Affiliates and Representatives (and any Representatives of any of the foregoing), in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of any rights or claims accruing to any of them relating to or arising out of the operation of the Group Companies on or prior to the Closing or the Seller’s ownership of the Company or the Company Shares that shall have arisen on or prior to the Closing Date. Notwithstanding the foregoing, this Section 7.9(a) shall not operate as a release, waiver, discharge or compromise of (i) any liabilities or obligations of the Seller or any Group Company or the rights of the Purchaser or any of its Affiliates and Related Parties under this Agreement or under any Transaction Document; (ii) any Person in respect of Fraud; (iii) any rights, obligations or liabilities under Contracts entered into with directors, officers, employees, consultants or other Persons providing similar services to the Group Companies, in each case solely in such Person’s capacity as such; or (iv) rights against any Person with respect to any Affiliate Transaction that has not been terminated as of the Closing.

(b) Effective upon the Closing, the Seller, for itself and on behalf of each of its Affiliates and Related Parties and their respective successors and assigns, hereby releases and forever discharges the Purchaser, the Group Companies and its and their direct or indirect equityholders, controlling Persons, controlling Affiliates and Representatives (and any Representatives of any of the foregoing), in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of any rights or claims accruing to any of them relating to or arising out of the operation of the Group Companies on or prior to the Closing or the Seller’s ownership of the Company or the Company Shares that shall have arisen on or prior to the Closing Date (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees). Notwithstanding the foregoing, this Section 7.9(b) shall not operate as a release, waiver, discharge or compromise of (i) any liabilities or obligations of the Purchaser or any Group Company or the rights of the Seller or any of its Affiliates and Related Parties under this Agreement or under any Transaction Document; (ii) any Person in respect of Fraud; or (iii) claims and causes of action arising under any employment or consulting agreement or arrangement or any claim for indemnification or insurance as a Indemnitee, whether arising under, or based upon, any Law or otherwise.

Section 7.10. Employee Matters.

(a) Subject to the immediately following sentence, for a period of one (1) year following the Closing Date (or the applicable Continuing Employee’s period of employment, if shorter), the Purchaser shall cause the Company to provide, or cause each person who is employed by a Group Company as of the Closing Date (each, a “Continuing Employee”) to be provided, with (i) base compensation that is no less than such Continuing Employee’s base compensation as of immediately prior to the Closing and (ii) employee benefits (including severance benefits), other than any equity or equity-based compensation, cash incentive compensation opportunities, deferred compensation, change in control, transaction or retention bonuses, defined benefit pension benefits and retiree medical benefits, that are substantially comparable in the aggregate to either (A) those provided to such Continuing Employee immediately prior to the Closing or (B) those provided to similarly situated employees of the Purchaser.

(b) Each Continuing Employee shall be credited with such Continuing Employee’s years of service with the Group Companies before the Closing Date under any employee benefit plan of the Purchaser or any of its Affiliates (which would include the Company as of the Closing) (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans), to credit for such service under the corresponding Company Plan for purposes of eligibility to participate, level of benefits and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service. With respect to the calendar year in which the Company or any of its Affiliates ceases to maintain any particular Company Plan that is a group health plan, the Company or its applicable Affiliate shall use commercially reasonable efforts to give credit to each Continuing Employee for amounts paid under such Company Plan for the portion of the applicable plan year for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket expenses as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of the Company or its Affiliates, as applicable. Except as set forth on Schedule 7.10(b), the Purchaser shall cause the Company and its Subsidiaries to recognize vacation days and other paid time off entitlements previously accrued and reserved for by the Company or any of its Subsidiaries immediately prior to the Closing under the corresponding Company Plan.

(c) The Purchaser, the Company or one of their respective Affiliates shall use commercially reasonable efforts to waive or cause to be waived for each Continuing Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of the Company or any of its Affiliates applicable to such Continuing Employee during the year in which the Closing Date occurs to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction was already satisfied by such Continuing Employee under the terms of the Company Plans that are group health plans in which such Continuing Employee participates on the date of this Agreement.

(d) Unless otherwise requested by Purchaser at least ten (10) days prior to the Closing, the Company shall adopt or cause to be adopted resolutions to terminate any Company Plan that qualifies as a defined contribution plan pursuant to Section 401(k) of the Code sponsored, maintained or contributed to by the Company at least one (1) day prior to the Closing but contingent on the occurrence of the Closing.

(e) Nothing contained in this Section 7.10 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of any Group Company or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Service Provider or any other Person or (ii) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement. Without limiting the foregoing, no provision of this Agreement shall be construed as a guarantee of continued employment of any Service Provider or any other Person at any time for any or no reason, and this Agreement shall not be construed so as to (x) prohibit the Purchaser and the Company from having the right to terminate the service of any Service Provider, or (y) establish, adopt, modify, terminate or amend any Company Plan or other benefit compensation plan, program, policy, agreement or arrangement.

Section 7.11. Section 280G.

(a) To the extent that (i) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) and (ii) such payment or benefit would or could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company shall, prior to the Closing:

(i) use reasonable best efforts to obtain a binding written waiver by such Disqualified Individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds three times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to an equityholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code (the “280G Approval Requirements”); and

(ii) if an Excess Parachute Waiver is obtained, seek equityholder approval in a manner intended to satisfy the 280G Approval Requirements (including by providing all required disclosure) in respect of the Excess Parachute Payments payable to all such Disqualified Individuals.

(b) Prior to the Company seeking such approvals and such Excess Parachute Waivers, and at least ten (10) Business Days prior to the Closing, the Purchaser shall disclose to the Company in writing the relevant details of any payments, benefits, and arrangements that have been entered into with or otherwise provided to any Disqualified Individual by the Company and its Affiliates (or by the Group Companies at the direction of the Purchaser and its Affiliates) in connection with the transactions contemplated hereby or otherwise under circumstances that are anticipated prior to or on the Closing and that could reasonably be expected to be taken into account as parachute payments under Section 280G of the Code.

(c) The Company shall provide any waivers, disclosure to equityholders and equityholder approval consent to be issued, distributed, adopted or executed in connection with the implementation of this Section 7.11 to the Purchaser, no later than 5 Business Days prior to Closing, for its prior review and comment, and the Company shall consider in good faith any reasonable comments made by the Purchaser.

(d) To the extent any equityholder approval for the Excess Parachute Payments is not obtained as contemplated above, such Excess Parachute Payments shall not be made or provided. Prior to the Closing Date, the Company shall deliver to the Purchaser written evidence of satisfaction of the 280G Approval Requirements or written notice of the non-satisfaction thereof.

Section 7.12. Representation and Warranty Insurance Policy.

(a) Prior to the Closing, the Purchaser (or one of its Affiliates) may procure a customary buyer-side representations and warranties insurance policy in respect of this Agreement (a “RWI Policy”). Notwithstanding the foregoing, in no event shall (i) the Purchaser’s (or such Affiliate’s) obtaining of a RWI Policy be a condition to the Closing or the Purchaser’s obligations under this Agreement or any other Transaction Document, or (ii) the Seller, the Company or any of its Subsidiaries be required to agree to any amendment to this Agreement or any other Transaction Document or to incur any obligation or liability or pay any fee or expense in connection with the RWI Policy. Any policy premium for, and all other costs and expenses relating to, any RWI Policy shall be paid in full by the Purchaser. The Purchaser shall deliver a true and complete copy of any such RWI Policy to the Seller promptly after it is received. The Purchaser shall, at all times, cause any RWI Policy to provide (i) that the Purchaser, the Group Companies and their Affiliates and the insurers thereunder (including any underwriting representative or agents thereof) may not seek or enforce, and to the fullest extent irrevocably waive, relinquish and release the Seller and its Affiliates and Related Parties from, any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof, other than in the case of Fraud (the “Subrogation Waiver”) and (ii) the Seller, its Affiliates and Related Parties shall be named as third-party beneficiaries of such Subrogation Waiver. From and after the binding of the RWI Policy, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (and shall cause its Affiliates not to), amend, modify, terminate or waive the Subrogation Waiver in a manner adverse to the Seller and its Affiliates and Related Parties.

(b) The Seller and the Company shall reasonably cooperate with the Purchaser’s efforts at the Purchaser’s reasonable request and provide such assistance as may be reasonably necessary or appropriate to enable the Purchaser to obtain and bind the RWI Policy, including responding reasonably promptly to and facilitating in a reasonable expeditious manner any reasonable diligence investigation and providing to the Purchaser, its Affiliates and their respective Representatives, as well as the applicable insurers, any additional diligence information reasonably requested in connection with obtaining and/or binding the RWI Policy and/or removing or limiting any exclusions under the RWI Policy.

(c) Prior to the Closing, the Seller shall use commercially reasonable efforts to deliver, or cause to be delivered to the Purchaser, at Purchaser’s sole cost and expense, a USB device containing a complete copy of the contents as of the execution of this Agreement of the Data Room. The Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, to the Purchaser, at Purchaser’s sole cost and expense, promptly after the Closing Date, a USB device containing an updated complete copy of the contents of the Data Room as of the Closing.

(d) The Seller shall provide advance notice to the Purchaser prior to closing the Data Room.

Section 7.13. Termination of Certain Contracts. As of or prior to, and contingent upon, the Closing, the Seller and each Group Company shall take actions to terminate all Affiliate Transactions set forth on Section 7.13 of the Disclosure Schedule in each case without any continuing liability or obligation of the Group Companies or any of its Affiliates thereunder. The Seller shall deliver to the Purchaser written evidence reasonably satisfactory to the Purchaser of each such termination contemplated by this Section 7.13 as of or prior to the Closing. To the extent that any Affiliate Transaction not listed on Section 4.19 of the Disclosure Schedule is subsequently discovered after the date hereof, the Seller shall promptly notify the Purchaser, and upon the Purchaser’s written request, the Seller and each Group Company shall use their respective commercially reasonable efforts to terminate any and all such Affiliate Transactions (other than any such Affiliate Transactions that have been entered into with any portfolio company of any investment fund affiliated with the Existing Sponsor in the ordinary course of business and on arms’-length terms), in each case without any continuing liability or obligation of the Group Companies or any of their Affiliates thereunder.

Section 7.14. Further Assurances. From and after the date hereof, upon the reasonable request of the other Party and at such Party’s expense, each of the Purchaser, the Group Companies, and the Seller shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such reasonable further actions as the requesting Party may deem reasonably necessary or desirable to evidence, implement and effectuate the Transactions.

Section 7.15. Resignations. Within ten (10) Business Days following the date of this Agreement, the Seller shall deliver to the Purchaser a true, correct and complete list of the directors, officers, managers and other Persons holding similar titles for the Company and each of its Subsidiaries as of such date.

Section 7.16. Exchangeable Shares. Prior to the Closing, the Seller shall, and shall cause its Affiliates to, (i) consummate the exchange of all of the issued and outstanding Exchangeable Shares for Class A Units of the Seller in accordance with applicable Law and the terms and conditions of the Contracts set forth in Item 1 in Section 7.1(b) of the Disclosure Schedule (the “Exchange”), in each case without any continuing liability or obligation of the Group Companies or their Affiliates, and (ii) provide to the Purchaser true, correct, and complete copies of any Contracts executed by the Seller and its Affiliates to effect the Exchange, which shall be in form and substance reasonably acceptable to the Purchaser. For U.S. federal (and applicable state and local) income Tax purposes, (x) the Exchangeable Shares have been treated as equity of the Seller at all times since their issuance and (y) the Exchange (including, for the avoidance of doubt, any contribution of Seller equity to ENTRUST Solutions Group Canada Inc.) shall be disregarded. The Parties shall not take any position inconsistent with the foregoing except to the extent otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar provision of applicable Laws).

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1. Mutual Closing Conditions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by the Parties), at or prior to the Closing, of the following conditions:

(a) HSR Approval. All applicable waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or otherwise been terminated, and any required approvals, consents, or clearances under any Antitrust Laws of the jurisdictions listed on Section 8.1(b) of the Disclosure Schedule shall have been obtained.

(b) No Laws or Orders. No Law preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall have been enacted, issued, promulgated, enforced or entered after the date hereof and no Order (whether temporary, preliminary or permanent) preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall be in force and effect.

Section 8.2. Closing Conditions of the Purchaser. The obligation of the Purchaser to consummate the Transactions is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Purchaser), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) (A)The representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations) and (B) the Seller in Article V (other than the Seller Fundamental Representations), in each case without giving effect to any limitations as to “materiality”, “Company Material Adverse Effect” or “Seller Material Adverse Effect” set forth therein, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure to be true and correct would not have a Company Material Adverse Effect (with respect to the representations and warranties described in clause (i)(A)) or a Seller Material Adverse Effect with respect to the representations and warranties described in clause (i)(B), (ii) the representations and warranties of the Company set forth in Section 4.5 (other than the first sentence thereof)

and the Seller in Section 5.3 shall be true and correct in all respects, other than de minimis respects, as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), and (iii) the other Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date).

(b) Performance of Obligations of the Company and the Seller. The Company and the Seller shall have performed, in all material respects, all of the covenants required to be performed by them under this Agreement prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

(d) Officer’s Certificate.

(i) The Company shall have delivered to the Purchaser a certificate, duly executed by an officer of the Company, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) (in each case, solely in respect of the Company) have been satisfied.

(ii) The Seller shall have delivered to the Purchaser a certificate, duly executed by an officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) (in each case, solely in respect of the Seller) have been satisfied.

Section 8.3. Closing Conditions of the Seller and the Company. The obligation of each of the Seller and the Company to consummate the Transactions is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Seller) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Purchaser set forth in Article VI (other than the Purchaser Fundamental Representations) of this Agreement, in each case without giving effect to any limitations as to “materiality” or “Purchaser Material Adverse Effect” set forth therein, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure to be true and correct would not have a Purchaser Material Adverse Effect, and (ii) the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date).

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed, in all material respects, all of the covenants required to be performed by it under this Agreement prior to the Closing.

(c) Officer’s Certificate. The Purchaser shall have delivered to the Company and the Seller a certificate, duly executed by an officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4. Frustration of Closing Conditions. None of the Seller, the Company or the Purchaser may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was caused by such Party’s failure to comply with this Agreement, including the failure of such Party to perform any of its obligations under this Agreement, except for any condition set forth in Sections 8.1(a) or 8.1(b) to the extent it would constitute a violation of applicable Law for the Closing to occur in the absence of such condition being satisfied.

Section 8.5. Waiver of Closing Conditions. If the Closing occurs, all closing conditions set forth in this Article VIII that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parties hereto.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Purchaser;

(b) by either of the Seller or the Purchaser, if:

(i) the Closing shall not have been consummated on or before 5:00 p.m., New York time, on August 14, 2026 (such date or the date to which it is extended by the mutual written agreement of the Parties, being the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily caused by the failure of such Party to perform any of its obligations under this Agreement; or

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently preventing, prohibiting, restraining or enjoining the Closing and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily caused by the failure of such Party to perform any of its obligations under this Agreement;

(c) by the Purchaser, if the Company or the Seller shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) (assuming the Closing occurred as of such time), and (ii) cannot be cured by the Company or the Seller, as applicable, by the Outside Date or, if capable of being cured, shall not have been cured within the earlier of (x) 30 days following receipt of written notice from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c), and (y) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Purchaser is then in material breach of any representation, warranty, covenant or other agreement hereunder such that the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (or would not be capable of satisfaction assuming the Closing occurred as of such time); or

(d) by the Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) (assuming the Closing occurred as of such time), and (ii) cannot be cured by the Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within the earlier of (x) 30 days following receipt of written notice from the Seller stating the Seller’s intention to terminate this Agreement pursuant to this Section 9.1(d), and (y) the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Seller or the Company is then in material breach of any representation, warranty, covenant or other agreement hereunder such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (or would not be capable of satisfaction assuming the Closing occurred as of such time).

Section 9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and (other than Section 7.5, this Section 9.2 and Article XI (other than Section 11.9 and any definitions in Article I used in the foregoing provisions), all of which shall survive termination of this Agreement) this Agreement shall forthwith become null and void, and there shall be no liability on the part of any Party or any of their respective managers, directors, employees, officers, Affiliates or other Representatives hereunder; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of any Fraud or Willful Breach of this Agreement prior to any such termination of this Agreement.

ARTICLE X

CERTAIN TAX MATTERS

Section 10.1. Tax Year End. The Purchaser shall cause the Company to join the Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.

Section 10.2. Post-Closing Actions.

(a) The Company shall be responsible for preparing (or cause to be prepared) all income Tax Returns of the Group Companies that relate to (or include) any Pre-Closing Tax Period and that are due after the Closing Date. With respect to any such Tax Return that (x) is due before the final determination of the Final Closing Purchase Price pursuant to Section 3.2, (y) would reflect any portion of the distribution made (or deemed made for U.S. federal income tax purposes) by the Company to the Seller in December 2025 pursuant to the omnibus board resolution of the Company and its Affiliates dated as of December 11, 2025 in an amount of approximately $352,100,000 (the “2025 Distribution”) as a dividend for U.S. federal income tax purposes or (z) would reduce any amount payable to the Seller and the Optionholders pursuant to Section 10.6, (A) the Company shall prepare such Tax Return (or shall cause such Tax Return to be prepared) in accordance with the past practice of the Group Companies (unless otherwise required by applicable Law) and (B) Seller shall be permitted to review and comment upon any such Tax Return prior to the filing thereof, and the Company shall incorporate any reasonable comments from the Seller; provided that the Company shall not be required to prepare any such Tax Return in accordance with the past practice of the Group Companies or incorporate any comment provided by the Seller unless (i) the Purchaser reasonably determines in good faith that such past practice or such comment, as applicable, is consistent with applicable Law at a “more likely than not” or higher level of comfort, and (ii) failure to file any Tax Return in accordance with the past practice of the Group Companies or failure to incorporate such comment from Seller, as applicable, would reasonably be expected to decrease any amount payable to Seller or the Optionholders pursuant to this Agreement. Notwithstanding the foregoing, any Tax Returns not filed in accordance with past practice shall not be dispositive of any amount included in the calculation of the Final Closing Purchase Price.

(b) Following the Closing and (other than with respect to any action that would reasonably be expected to (A) reduce any amount payable to Seller or the Optionholders pursuant to Section 10.6 or (B) result in any portion of the 2025 Distribution to be treated as a dividend for U.S. federal income tax purposes) before the final determination of the Final Closing Purchase Price pursuant to Section 3.2, without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause the Group Companies not to, with respect to the Group Companies: (a) amend any Tax Return relating to any Pre-Closing Tax Period, (b) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period, (c) extend or waive, or cause to be extended or waived, or permit any Group Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (other than routine or automatic extensions of time to file Tax Returns obtained in the ordinary course of business), (d) make or change any material Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of any Group Company (including an election under Sections 338 or 336 of the Code or any corresponding provision of state, local or foreign Tax law) or (e) settle any Tax audit, assessment, claim or other controversy or proceeding of the Group Companies with respect to a Pre-Closing Tax Period, in each case, to the extent such action would reduce any amount payable to Seller or the Optionholders pursuant to this Agreement or result in any portion of the 2025 Distribution being treated as a dividend for U.S. federal income Tax purposes.

(c) All Transaction Tax Deductions shall, to the extent such deductions are currently deductible in a Pre-Closing Tax Period by a Group Company pursuant to applicable Law at a “more likely than not” (or at a higher level of comfort) (applying the safe harbor election set forth in IRS Revenue Procedure 2011-29 with respect to any success-based fee), be deducted in the Pre-Closing Tax Period.

Section 10.3. Transfer Taxes. Transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, “Transfer Taxes”), and any penalties, interest or other additions with respect to Transfer Taxes, shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other hand. The Purchaser and the Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith. The Party required by Law to file a Tax Return and other documentation with respect to such Transfer Taxes shall file all such Tax Returns and other documentation.

Section 10.4. Cooperation. Following the Closing, the Purchaser, the Seller and the Company shall, and the Purchaser shall cause the other Group Companies to, cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Following the Closing, each of the Seller and the Purchaser shall, and shall cause their respective Affiliates to, retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods of the Group Companies at least until the expiration of the statute of limitations. Notwithstanding the foregoing, no provision of this Agreement shall be construed to require Purchaser to provide to any Person any right to access or to review any Tax Return or Tax work papers of Purchaser or any of its Affiliates (including any consolidated, combined, affiliated or unitary Tax Return that includes Purchaser or any of its Affiliates, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return), except, in each case, to the extent of any stand-alone Tax Returns of the Group Companies pertaining to Pre-Closing Tax Periods and supporting Tax data and records relating solely and exclusively thereto.

Section 10.5. Straddle Periods. For all purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Group Companies not based upon or measured by income, activities, events, or upon the level of any item, gain, receipts, proceeds, profits, or similar items that is attributable to the applicable Pre-Closing Tax Period will be deemed to be the amount of such Tax item for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the day on the Closing Date (and for such purpose and otherwise for the purposes of determining liabilities for Taxes hereunder, the taxable period of any partnership in which the Company or any Subsidiary holds an interest will be deemed to end as of the end of the day on the Closing Date); provided, however, that, with respect to assets placed in service after the Closing Date, any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

Section 10.6. Refunds and Credits. Any refunds of or credits (in lieu of refunds) against Taxes (including any interest or additional amounts paid or credited with respect thereto) listed on Disclosure Schedule 10.5 and actually received by Purchaser, any Group Company or any Affiliate thereof within two (2) years of the Closing Date will be for the benefit of the Seller and the Optionholders. Purchaser will pay the amount of any such refunds (or, in the event of credits, the amount of Tax liabilities actually being offset by such credits, determined on a “with and without” basis) as directed by the Seller within ten (10) days of receipt; provided that any payments in respect of any Options will be paid to the Company or a Subsidiary thereof for further distribution to the Optionholders (in accordance with the Allocation Schedule and Section 2.4), net of the amount, if any, required to be withheld under applicable Tax Laws with respect to such payment, any Taxes imposed with respect thereto, and any reasonable out-of-pocket costs or expenses incurred in collecting such refunds or credits; provided that the Seller shall not be entitled to any refunds or credits (i) taken into account in calculating the Final Closing Purchase Price, or (ii) resulting from the use of Purchaser’s or its Affiliates’ Tax assets attributable to a Post-Closing Tax Period.

Section 10.7. Restrictive Covenant. The Parties agree that for Canadian income tax purposes, (i) no portion of the Estimated Closing Purchase Price or the Final Closing Purchase Price shall be allocated to any “restrictive covenant” as such term is defined in section 56.4 of the ITA, and (ii) any such restrictive covenant contained in the Transaction Documents has been granted to maintain or preserve the fair market value of the Purchased Shares.

ARTICLE XI

MISCELLANEOUS

Section 11.1. No Survival. Other than those representations and warranties set forth in Section 6.10 (which shall survive following the Closing), each of the representations and warranties, and each of the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance at or prior to the

Closing), of the Parties set forth in this Agreement, or in the certificates contemplated by Section 8.2(d) and Section 8.3(c), shall terminate effective immediately as of the Closing, such that (a) no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Closing against any Party (or any Non-Recourse Party) and (b) there shall be no liability after the Closing in respect thereof. Each covenant or agreement contained herein which explicitly contemplates performance after the Closing shall so survive the Closing in accordance with its terms. Notwithstanding the foregoing, nothing in this Agreement (including this Section 11.1) shall prevent or limit any claim of Fraud against the Person committing such Fraud. Notwithstanding anything to the contrary in this Section 11.1, nothing in this Section 11.1 shall affect, impact or limit any liabilities of any party to any Transaction Document or serve as a waiver of any right on the part of any party to such Transaction Document to make any claim or take any action permitted by, pursuant to, and in accordance with the specific terms of such Transaction Document.

Section 11.2. Acknowledgements by the Parties.

(a) The Purchaser acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its reasonable satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and has been afforded such access to the books and records, facilities and personnel of the Group Companies that the Purchaser and its Representatives have determined appropriate for purposes of conducting such investigation and verification, (b) the representations and warranties set forth in Article IV of this Agreement, as modified by the Disclosure Schedule, and in any other Transaction Documents, constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (c) the representations and warranties set forth in Article V of this Agreement, as modified by the Disclosure Schedule, and in any other Transaction Documents, constitute the sole and exclusive representations and warranties of the Seller in connection with the Transactions, (d) except for the representations and warranties of the Company set forth in Article IV of this Agreement, as modified by the Disclosure Schedule, and the representations and warranties of the Seller set forth in Article V of this Agreement, as modified by the Disclosure Schedule, and for any representations and warranties set forth in the other Transaction Documents, none of the Company, the Seller or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Seller, the Group Companies or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Group Companies or the Seller, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Seller, the Group Companies and all other Persons (including the Representatives of the Group Companies and the Seller and its Affiliates and their respective Representatives), and (e) the Purchaser and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company set forth in Article IV of this Agreement, as modified by the Disclosure Schedule, the representations and warranties of the Seller set forth in Article V of this Agreement, as modified by the Disclosure Schedule, and the representations and warranties set forth in any other Transaction Document. In connection with the Purchaser’s investigation of the Group Companies, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Except in connection with the representations and warranties of the Company set forth in Article IV of this Agreement, as modified by the Disclosure Schedule, the representations and warranties of the Seller set forth in Article V of this Agreement, as modified by the Disclosure Schedule, and the representations and warranties set forth in any other Transaction Document, the Purchaser further acknowledges and agrees that from and after the Closing (i) none of the Seller, the Group Companies or any other Person shall have or be subject to any liability to the Purchaser, the Company or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, and (ii) the Purchaser and its Affiliates have not relied on any such information, document or material. The Purchaser acknowledges and agrees that it will not assert, institute or maintain any Proceeding of any kind whatsoever, including any counterclaim, crossclaim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.2. The Seller shall have the right to enforce this Section 11.2 on behalf of any Person that would be benefitted or protected by this Section 11.2 if such Person were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers of the Purchaser are irrevocable.

(b) The Seller acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) the representations and warranties set forth in Article VI of this Agreement, as modified by the Disclosure Schedule, and in any other Transaction Documents, constitute the sole and exclusive representations and warranties of the Purchaser in connection with the Transactions, and (b) the Seller and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Purchaser set forth in Article VI of this Agreement, as modified by the Disclosure Schedule, and in any other Transaction Documents. The Seller acknowledges and agrees that it will not assert, institute or maintain any Proceeding of any kind whatsoever, including any counterclaim, crossclaim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.2. The Purchaser shall have the right to enforce this Section 11.2 on behalf of any Person that would be benefitted or protected by this Section 11.2 if such Person were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers of the Seller are irrevocable.

Section 11.3. Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement and the other Transaction Documents shall be paid by the Party incurring or required to incur such fees or expenses.

Section 11.4. Amendments and Waivers. No amendment of any provision of this Agreement will be valid and binding unless it is in writing and signed by the Purchaser and the Seller. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party against whom such waiver is to be effective. No waiver by any Party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

Section 11.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of each of the other Parties; provided, that following the Closing, the Purchaser may assign its rights, interests and obligations hereunder to its Affiliates but such assignment shall not relieve the Purchaser of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.5 shall be null and void.

Section 11.6. Counterparts; Electronic Signature. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by .pdf or other electronic signature (including Docusign) by any Party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 11.7. Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Disclosure Schedule, Exhibits and Annexes hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, and the Transaction Documents (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Indemnitees under Section 7.8, (ii) the rights of the respective direct or indirect equityholders, controlling Persons, controlling Affiliates and Representatives (and any Representatives of any of the foregoing) of the Seller and the Purchaser under Section 7.9, (iii) the rights of the Purchaser’s and the Seller’s respective Affiliates and Representatives under Section 11.2, (iv) the rights of the Non-Recourse Parties under Section 11.14, and (v) the rights of the Retained Counsel under Section 11.15, and (vi) the rights of the Debt Financing Related Persons under Section 11.16, this Agreement is not intended to, and shall not, confer upon any Person other than the Parties or their respective successors and assigns any rights or remedies under this Agreement. The Confidentiality Agreement shall (A) survive termination of this Agreement in accordance with its terms and (B) terminate as of the Closing.

Section 11.8. Governing Law; Jurisdiction.

(a) This Agreement and disputes or controversies arising out of, in connection with, or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any other jurisdiction.

(b) Other than disputes submitted to the Independent Accountant pursuant to Section 3.2 (which shall be addressed in accordance with the procedures set forth in Section 3.2) (i) all Proceedings arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.8 in any such Proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article XI. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 11.9. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the covenants or agreements in this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each of the Parties further agrees that, without any requirement for the posting of any bond or other undertaking and without the necessity of proving the inadequacy of money damages as a remedy, each Party shall be entitled to an injunction or injunctions to prevent breaches or violations of the covenants or agreements in this Agreement and to enforce them specifically in any Proceeding instituted in any court specified in Section 11.8, in addition to any other remedy to which they may be entitled, at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that an injunction and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of an injunction or specific performance. Each of the Parties further agrees that, in the event of any Proceeding for an injunction or specific performance in respect of any such threatened or actual breach or violation, no Party shall assert that a remedy at law would be adequate, that the party seeking relief would not be irreparably harmed absent such relief, or that an injunction or specific performance should not be available on the grounds that money damages are adequate or any other grounds.

Section 11.10. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.8. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 11.11. Disclosure Schedule. The Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or Article V or to one or more of the covenants contained in Article VII, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that the relevance of such information is reasonably apparent on the face of such disclosure. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the Parties, except as (and solely to the extent) expressly set forth in the Agreement. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Group Companies (individually or in the aggregate). In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 11.12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below (so long as no failure to transmit or “bounceback” message is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

If to the Purchaser (or, following the Closing, the Company), to:

Leidos, Inc.

1750 Presidents Street

Reston, VA 20190

Attention:	Daniel J. Antal, General Counsel

Henrique B. Canarim, Corporate Secretary

Adam J. Sheipe, Head of Corporate Development

E-mail:

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	William J. Chudd

Lee C. Parnes

E-mail:	william.chudd@davispolk.com;

lee.parnes@davispolk.com

If to the Seller (or, prior to the Closing, the Company), to:

KENE Holdings, L.P.

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:	Andrew Silver
Doug Giannantonio
E-mail:	andrew.silver@ropesgray.com
doug.giannantonio@ropesgray.com

Section 11.13. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.14. No Recourse. Other than in the case of Fraud, notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Affiliates and Representatives that no Non-Recourse Party of a Party shall have any liability or obligation (whether in Contract, in tort under statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or based upon any other theory that seeks to impose liability of an entity against its owners or Affiliates) relating to this Agreement or any of the Transactions except as otherwise agreed to in writing by such Non-Recourse Party, including in any Transaction Document. Each obligation of each Party under this Agreement is a several (and not joint) obligation and no Party shall be liable for any other Party’s breach hereof. Except as otherwise agreed to in writing by any Non-Recourse Party or any other Person and other than in the case of Fraud, including in any Transaction Documents, the Purchaser, on the one hand, and the Company and the Seller, on the other hand, shall not, and shall not cause or permit any other Person to (a) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the Transactions, against any Person other than (x) in the case of the Purchaser, the Seller or the Company, and (y) in the case of Seller and the Company, the Purchaser, in each case, only pursuant to the express terms and conditions of this Agreement, including against any Non-Recourse Party, or (b) without limiting the generality of clause (a), hold or attempt to hold any Non-Recourse Party liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Purchaser, Seller, the Company or any Non-Recourse Party, or their respective Representatives, concerning the Group Companies, this Agreement or the Transactions.

Section 11.15. Provision Respecting Legal Representation. Each of the Parties acknowledges, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Company and the Seller have retained Ropes & Gray LLP (the “Retained Counsel”) to act as their counsel in connection with the Transactions prior to the Closing (the “Acquisition Engagement”) and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions prior to the Closing and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. The Purchaser and the Company hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute in connection with the Transactions arises after the Closing between the Purchaser, the Company, and/or its Subsidiaries on the one hand, and the Seller and/or any of its Affiliates, on the other hand, the Retained Counsel may represent the Seller and/or its Affiliates in such dispute even though the interests of the Seller or its Affiliates may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though the Retained Counsel may have represented the Group Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Group Companies. The Purchaser and the Company further agree that, as to all communications among the Retained Counsel, the Seller, any Affiliates of the Seller, the Company and/or its Subsidiaries in the course of the Acquisition Engagement that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their respective Subsidiaries; provided that the foregoing agreement and acknowledgement shall only extend to any communication to the extent it relates to the Acquisition Engagement (and not to any other matter). Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their respective Subsidiaries and a third party (other than a Party or any of its respective Affiliates) after the Closing, each Group Company may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or the use thereof by the Retained Counsel in connection with its representation of a Party in such dispute; provided, however, that no Group Company may waive such privilege without the prior written consent of the Seller.

Section 11.16. Debt Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, each of the Seller, on behalf of itself and its Subsidiaries and other controlled Affiliates, and the Company, on behalf of itself and its Subsidiaries and other controlled Affiliates, hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Related Party, arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by, and construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Seller, the Company or their respective Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 11.12, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Proceeding brought against any Debt Financing Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Debt Financing Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (g) agrees that no Debt Financing Related Party will have any obligation or liability to the Seller, the Company or their respective Subsidiaries and other controlled Affiliates in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) irrevocably waives any and all claims and causes of action against any Debt Financing Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (i) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may rely upon and enforce, the foregoing agreements in Section 11.7 and this Section 11.16 and such provisions and the definitions of “Company Material Adverse Effect”, “Debt Financing Related Parties” and “Debt Financing Sources” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.16) shall not be amended in any way materially adverse to any Debt Financing Related Party without the prior written consent of such Debt Financing Source.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

KENE PARENT, INC.

By:	/s/ Benjamin Mao
Name: Benjamin Mao
Title: President

SELLER:

KENE HOLDINGS, L.P. By: KENE Holdings GP, LLC, its general partner

By:	/s/ Benjamin Mao
Name: Benjamin Mao
Title: President

PURCHASER:

LEIDOS, INC.

By:	/s/ Thomas A. Bell
Name: Thomas A. Bell
Title: Chief Executive Officer